UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

ROHM AND HAAS COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
common stock, par value $2.50 per share, of Rohm and Haas Company.

(2)	Aggregate number of securities to which transaction applies:
As of July 29, 2008, 193,608,666 shares of common stock outstanding, 5,449,636 options to purchase shares of common stock and other stock based awards with respect to 2,213,796 shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
(set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based upon the sum of (A) 193,608,666 shares of common stock multiplied by $81.0944 per share (represents $78 plus the maximum increase in merger consideration, an amount which has been assumed for the purposes of calculating the filing fee for this proxy statement only); (B) options to purchase 5,449,636 shares of common stock with exercise prices less than $81.0944 multiplied by $38.6903 (which is the difference between $81.0944 and the weighted average exercise price of $42.4091 per share); and (C) other stock based awards with respect to 2,213,796 shares of common stock multiplied by $81.0944 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000393 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:
$16,090,953,114.14

(5)	Total fee paid:
$632,374.46

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

Rohm and Haas Company 100 Independence Mall West Philadelphia, Pennsylvania 19106 www.rohmhaas.com

[ • ], 2008

Dear Stockholder,

You are cordially invited to attend a special meeting of Rohm and Haas Company stockholders to be held on [ • ], 2008, starting at [ • ] a.m., Eastern time, at [ • ].

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement under which Rohm and Haas would be acquired by The Dow Chemical Company. We entered into this merger agreement on July 10, 2008. If the merger agreement is adopted and the merger is completed, you, as a holder of Rohm and Haas common stock, will be entitled to receive $78.00 in cash for each share of Rohm and Haas common stock owned by you at the consummation of the merger and Rohm and Haas Company will become a wholly owned subsidiary of The Dow Chemical Company. As more fully described in the enclosed proxy statement, in the event that the merger does not close by January 10, 2009, the $78.00 per share merger consideration will increase by 8% per annum until the earlier of July 10, 2009 or the date on which the merger is completed, less the closing date value of any dividends paid with respect to Rohm and Haas common stock in such period.

After careful consideration, our board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Rohm and Haas stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot consummate the merger unless the merger agreement is approved by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of shares entitled to vote at the special meeting. Therefore, the failure of any stockholder to vote will have the same effect as a vote by that stockholder against the adoption of the merger agreement.

Rohm and Haas Company and The Dow Chemical Company have entered into a voting agreement with certain trusts, for the benefit of charitable beneficiaries and certain Haas family members, pursuant to which the Haas trusts have agreed, among other things, to vote their shares (which represent approximately 32% of the outstanding shares) in favor of the proposal to adopt the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read this document and the merger agreement carefully and in their entirety. You may also obtain more information about Rohm and Haas from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

[INSERT SIGNATURE]

Raj L. Gupta
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [ • ], and is first being mailed to stockholders on or about [ • ].

Rohm and Haas Company 100 Independence Mall West Philadelphia, Pennsylvania 19106

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [ • ], 2008

To the Stockholders of Rohm and Haas Company:

A special meeting of stockholders of Rohm and Haas Company, a Delaware corporation, or Rohm and Haas, will be held on [ • ], 2008, starting at [ • ] a.m., Eastern time, at [ • ], located at [address, [city], [state], for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 10, 2008, among Rohm and Haas, The Dow Chemical Company, a Delaware corporation, and Ramses Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of The Dow Chemical Company, as it may be amended from time to time, pursuant to which Ramses Acquisition Corp. will merge with and into Rohm and Haas.

2. To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement.

3. To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has specified the close of business on [ • ] as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of Rohm and Haas common stock held on the record date.

Under Delaware law, Rohm and Haas stockholders who do not vote in favor of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and the merger and comply with the other Delaware law procedures explained in the accompanying proxy statement.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you have Internet access, we encourage you to record your vote via the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

THE ROHM AND HAAS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

By Order of the Board of Directors,

[INSERT SIGNATURE]

Robert A. Lonergan
Executive Vice President, Secretary and General Counsel

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Rohm and Haas from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page [56]. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Rohm and Haas Company, 100 Independence Mall West, Philadelphia, PA 19106, Attn: Investor Relations Department, telephone (215) 592-2714. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by [ • ] in order to receive them before the special meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of Rohm and Haas common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

[name]
[address]
[ • ] (toll free)
[ • ] (collect)

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a holder of shares of Rohm and Haas common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We sometimes make reference to Rohm and Haas Company and its subsidiaries in this proxy statement by using the terms “Rohm and Haas,” the “Company,” “we,” “our” or “us.”

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of Rohm and Haas stockholders will be held on [ • ], 2008, starting at [ • ] a.m., Eastern time, at [ • ], located at [ • ]. You should read the section entitled “The Special Meeting” beginning on page [13].

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote on (1) the adoption of the merger agreement, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and (3) such other business as may properly come before the special meeting.

Q.	What will a Rohm and Haas stockholder receive when the merger occurs?

A:	For every share of Rohm and Haas common stock held at the time of the merger, Rohm and Haas stockholders will be entitled to receive $78.00 in cash, without interest, less any applicable withholding taxes. In the event that the merger does not close by January 10, 2009, the $78.00 per share merger consideration will increase by an amount equal to the excess, if any, of (1) $78.00 multiplied by the product of (a) 8% and (b) the quotient obtained by dividing the number of days elapsed from the January 10, 2009 to the earlier of the date of the closing of the merger and July 10, 2009 by 365, over (2) any dividends or distributions (valued at the date of the closing of the merger using 8% simple interest per annum from the applicable date of payment) declared on a share of Rohm and Haas common stock with a record date between January 10, 2009 and the earlier of July 10, 2009 or the closing of the merger and later paid. We refer to this amount, including any applicable increase, in this proxy statement as the per share merger consideration. Holders of shares who perfect their appraisal rights, if any, will not receive the per share merger consideration.

Q:	What will happen in the merger to stock options, restricted stock, restricted stock unit awards and other equity-based awards that have been granted to employees, officers and directors of Rohm and Haas?

A:	Stock options, restricted stock, restricted stock unit awards and other equity-based awards that have been granted to employees, officers and directors of Rohm and Haas will be treated as follows:

• Stock Options.  Upon the completion of the merger, each outstanding option to acquire Rohm and Haas common stock, whether or not vested, that remains outstanding as of the closing of the merger will become vested and be converted into the right to receive a cash payment equal to the number of shares of Rohm and Haas common stock underlying the option multiplied by the amount (if any) by which the per share merger consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes.

• Restricted Stock Units.  Upon the completion of the merger, each restricted stock unit will be cancelled and be converted into the right to receive a cash payment equal to the per share merger consideration, less any applicable withholding taxes.

• Deferred Stock Units.  Upon the completion of the merger, all amounts held in participant accounts under the deferred compensation plans that are denominated in Rohm and Haas common stock will be converted into the right to receive a cash payment equal to the number of shares of Rohm and Haas common stock deemed held in such accounts multiplied by the per share merger consideration, less any applicable withholding taxes. This amount will be payable or distributable in accordance with the terms of Rohm and Haas’s deferred compensation plans.

• Restricted Stock.  Upon the completion of the merger, each share of restricted stock will be cancelled and be converted into the right to receive a cash payment equal to the per share merger consideration, less any applicable withholding taxes.

• Short and Long-Term Incentives.  Short-term and long-term incentives will be paid out on a pro rata basis based on the number of days completed in the applicable performance cycle at target (or, in the case of long-term incentives, at the amount determined based on actual level of achievement, if greater).

Q:	How does the per share merger consideration compare to the market price of Rohm and Haas common stock?

A:	The per share merger consideration of $78.00 per share of Rohm and Haas common stock (not taking into account any increase) represents approximately a 74% premium over $44.83, the closing price of Rohm and Haas common stock on the New York Stock Exchange (which is referred to in this document as the NYSE) on July 9, 2008, the last trading day before the date the transaction was publicly announced, and approximately a 45% premium over $53.78, the trailing 12 month (July 9, 2007 to July 8, 2008) daily closing price average of the Rohm and Haas common stock. The closing sale price of Rohm and Haas common stock on the NYSE on [ • ], 2008 was $[ • ]. You are encouraged to obtain current market quotations for Rohm and Haas common stock in connection with voting your shares.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is [ • ]. If you own shares of Rohm and Haas common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were approximately [ • ] shares of Rohm and Haas common stock issued and outstanding.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	Under Delaware law, the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Rohm and Haas common stock. In connection with the transactions contemplated by the merger agreement, certain trusts, for the benefit of charitable beneficiaries and certain Haas family members, which own approximately 32% of Rohm and Haas common stock, have entered into a voting agreement with Rohm and Haas and Dow, to, among other things, vote their respective shares of Rohm and Haas common stock in favor of the merger and the adoption of the merger agreement. We refer to these trusts as the Haas trusts and to the trustees, which include certain Haas family members and a bank corporate trustee, as the trustees of the Haas trusts. The voting agreement will terminate upon the earlier of the receipt of the approval of Rohm and Haas stockholders of the merger or the termination of the merger agreement.

Q.	What vote of our stockholders is required to adopt the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate, to solicit additional proxies?

A.	The adoption of the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of shares of Rohm and Haas common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

Q.	How does the Rohm and Haas board of directors recommend that I vote on the proposals?

A:	The board of directors of Rohm and Haas has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Rohm and Haas stockholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. You should read the section entitled “The Merger — Reasons for the Merger; Recommendation of the Rohm and Haas Board of Directors” beginning on page 21. The Rohm and Haas board of directors also recommends that you vote “FOR” the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies to facilitate the adoption of the merger agreement.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because under Delaware law the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Rohm and Haas common stock, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Because the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of a majority of the shares of Rohm and Haas common stock represented in person or by proxy at the special meeting, abstentions will count as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal unless the shares are counted as present at the special meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares in one of the ways described below. You have one vote for each share of Rohm and Haas common stock you own as of the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

• by using the Internet voting instructions printed on your proxy card;

• by using the telephone number printed on your proxy card;

• by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

• by appearing in person at the special meeting.

If you are voting by telephone or via the Internet, your voting instructions must be received by [ • ], Eastern time, on [ • ], 2008.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person to ensure that your shares of Rohm and Haas common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adoption of the proposal to adjourn or postpone the special meeting, if necessary, or appropriate to solicit additional proxies. With respect to any other matter that properly comes before the special meeting, the persons appointed as proxies will vote the shares of Rohm and Haas common stock represented by the proxy as directed by the Rohm and Haas board of directors.

Q:	How do I vote if my shares of Rohm and Haas common stock are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares of Rohm and Haas common stock are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares of Rohm and Haas common stock, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares of Rohm and Haas common stock for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares of Rohm and Haas common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares of Rohm and Haas common stock are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares of Rohm and Haas common stock held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:	Your brokerage firm, bank, trust or other nominee will not be able to vote your shares of Rohm and Haas common stock unless you have properly instructed your nominee on how to vote. Because the adoption of the merger agreement requires an affirmative vote of a majority of the outstanding shares of Rohm and Haas common stock for approval, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of common stock present or represented at the special meeting and entitled to vote thereon, and because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to instruct your broker or other nominee with voting instructions on how to vote your shares will have no effect on the approval of that proposal unless the shares are otherwise counted as present at the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders representing a majority of the shares of Rohm and Haas common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you submit a properly executed proxy card, vote by telephone or via the Internet or vote in person at the special meeting, then your shares of Rohm and Haas common stock will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker or nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of Rohm and Haas common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares of Rohm and Haas common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the stockholder of record of Rohm and Haas common stock, you have the right to change or revoke your proxy at any time prior to [ • ], Eastern time, on [the date of the special meeting]:

• if you voted by telephone or the Internet, by voting again by telephone or the Internet;

• by delivering to Rohm and Haas’ Secretary, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

• by submitting a later-dated proxy card relating to the same shares of Rohm and Haas common stock; or

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Rohm and Haas Company
100 Independence Mall West
Philadelphia, Pennsylvania 19106
Attn.: Corporate Secretary

If you are a “street name” holder of Rohm and Haas common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Rohm and Haas common stock for the per share merger consideration. If your shares of Rohm and Haas common stock are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of Rohm and Haas common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of Rohm and Haas common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Appraisal Rights” on page 50 and Annex C.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see “Appraisal Rights” on page [50]. In addition, a copy of Section 262 of the DGCL is attached as Annex C to this proxy statement.

Q:	Who can answer further questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of Rohm and Haas common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

[name]
[address]
[phone number] (toll free)
[phone number] (collect)

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SUMMARY

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. We sometimes make reference to Rohm and Haas Company and its subsidiaries in this proxy statement by using the terms “Rohm and Haas,” the “Company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Companies (Page 16)

Rohm and Haas Company.  Rohm and Haas, a Delaware corporation, is a global specialty materials company that began almost 100 years ago when a chemist, Otto Röhm, and a businessman, Otto Haas, decided to form a partnership to make a unique chemical product for the leather industry. That once tiny firm, now known as Rohm and Haas Company, reported sales of $8.9 billion in 2007 on a portfolio of global businesses including electronic materials, specialty materials and salt. Our products enable the creation of leading-edge consumer goods and other products found in a broad segment of dynamic end-markets, the largest of which include: building and construction, electronics, packaging and paper, industrial and other, transportation, household and personal care, water and food. Rohm and Haas’s principal executive offices are located at 100 Independence Mall West, Philadelphia, Pennsylvania 19106, and its telephone number is (215) 592-3000. Our Internet website address is www.rohmhaas.com. The information provided on Rohm and Haas’s website is not part of this proxy statement and is not incorporated herein by reference.

The Dow Chemical Company.  The Dow Chemical Company, which we refer to in this proxy statement as Dow, was incorporated in 1947 under Delaware law and is the successor to a Michigan corporation of the same name, organized in 1897. Dow is a diversified chemical company engaged in the manufacture and sale of chemicals, plastic materials, agricultural and other specialized products and services that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. Dow delivers a broad range of products and services to customers in approximately 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. In 2007, Dow had annual sales of $53.5 billion and employed approximately 45,900 people worldwide. Dow has 150 manufacturing sites in 35 countries and produces approximately 3,100 products. Dow’s principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674, and its telephone number is 989-636-1000. Its Internet website address is www.dow.com. The information provided on Dow’s website is not part of this proxy statement and is not incorporated herein by reference.

Ramses Acquisition Corp.  Rames Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Dow, was formed solely for the purpose of facilitating Dow’s acquisition of Rohm and Haas. Ramses Acquisition Corp. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Ramses Acquisition Corp. will merge with and into Rohm and Haas and will cease to exist. Ramses Acquisition Corp.’s principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674, and its telephone number is 989-636-1000.

The Merger (Page 17)

The Agreement and Plan of Merger, dated as of July 10, 2008, which we refer to in this proxy statement as the merger agreement, by and among Rohm and Haas, The Dow Chemical Company, a Delaware corporation, and Ramses Acquisition Corp., a Delaware corporation, provides that Ramses Acquisition Corp., a direct wholly owned subsidiary of Dow, will merge with and into Rohm and Haas, which we refer to in this proxy statement as the merger. As a result of the merger, Rohm and Haas will become a wholly owned subsidiary of Dow. Upon completion of the proposed merger, shares of Rohm and Haas common stock will no longer be listed on any stock exchange or quotation system. If the merger agreement is adopted and the merger is completed, each outstanding share of Rohm and Haas common stock (other than shares of Rohm and Haas common stock held by any holder who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL, as described in this proxy statement) will be converted into the right to receive $78.00 in cash, without interest. In the event that the merger does not close by January 10, 2009, the per share merger consideration will increase by an amount equal to the excess, if any, of (1) $78.00 multiplied by the product of (a) 8% and (b) the quotient obtained by dividing the number of days elapsed from the January 10, 2009 to the earlier of the date of the closing of the merger and July 10, 2009 by 365, over (2) any dividends or distributions (valued at the date of the closing of the merger using 8% simple interest per annum from the applicable date of payment) declared on a share of Rohm and Haas common stock with a record date between January 10, 2009 and the earlier of July 10, 2009 or the closing of the Merger and later paid. The merger agreement is attached to this proxy statement as Annex A. We urge you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

The Special Meeting (Page 13)

Date, Time and Place.  The special meeting will be held on [ • ], 2008, starting at [ • ] a.m., Eastern time, at [ • ], located at [ • ].

Purpose.  You will be asked to consider and vote upon (1) the adoption of the merger agreement, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum.  You are entitled to vote at the special meeting if you owned shares of Rohm and Haas common stock at the close of business on [ • ], 2008, the record date for the special meeting. You will have one vote for each share of Rohm and Haas common stock that you owned on the record date. As of the record date, there were [ • ] shares of Rohm and Haas common stock issued and outstanding and entitled to vote. A majority of Rohm and Haas common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required.  The adoption of the merger agreement requires the affirmative vote of the holders of outstanding shares of Rohm and Haas common stock representing at least a majority of the shares of Rohm and Haas common stock entitled to vote at the special meeting. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Rohm and Haas common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Rohm and Haas and Dow have entered into a voting agreement with the Haas trusts pursuant to which the Haas trusts have agreed, among other things, to vote their respective shares of Rohm and Haas common stock (which represent approximately 32% of the outstanding shares) in favor of the merger and the proposal to adopt the merger agreement.

Recommendation of the Rohm and Haas Board of Directors (Page 21)

The Rohm and Haas board of directors deemed that the merger and the other transactions contemplated by the merger agreement together represent a transaction that is fair to, advisable and in the best interests of Rohm and Haas and its stockholders, and unanimously adopted and approved, and declared advisable, the merger agreement, the merger and the other transactions contemplated thereby. The Rohm and Haas board of directors unanimously recommends that Rohm and Haas stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting Agreement (Page 36)

In connection with the transactions contemplated by the merger agreement, the Haas trusts, which own approximately 32% of Rohm and Haas common stock, have entered into a voting agreement with Rohm and Haas and Dow, to, among other things, vote their respective shares of Rohm and Haas common stock in favor of the merger and the proposal to adopt the merger agreement. The voting agreement will terminate upon the earlier of the receipt of the approval of Rohm and Haas stockholders of the merger or the termination of the merger agreement. The voting agreement was filed with the SEC on July 14, 2008 as an exhibit to the Rohm and Haas current report on Form 8-K, dated July 9, 2008.

Opinion of Rohm and Haas’s Financial Advisor (Page 23)

Goldman, Sachs & Co., which we refer to in this proxy statement as Goldman Sachs, rendered its opinion to the Rohm and Haas board of directors that, as of July 10, 2008 and based upon and subject to the factors and assumptions set forth therein, the $78.00 in cash to be received as consideration for each share of common stock of Rohm and Haas was fair from a financial point of view to the holders of such shares.

The full text of the written opinion of Goldman Sachs, dated July 10, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Rohm and Haas board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Rohm and Haas common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between Rohm and Haas and Goldman Sachs, Rohm and Haas has agreed to pay Goldman Sachs a customary transaction fee, the principal portion of which is contingent on the completion of the merger.

Treatment of Options and Other Awards (Page 38)

Stock Options.  Upon the completion of the merger, each outstanding option to acquire Rohm and Haas common stock, whether or not vested, that remains outstanding as of the closing of the merger will become vested and be converted into the right to receive a cash payment equal to the number of shares of Rohm and Haas common stock underlying the option multiplied by the amount (if any) by which the per share merger consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes.

Restricted Stock Units.  Upon the completion of the merger, each restricted stock unit will be cancelled and be converted into the right to receive a cash payment equal to the per share merger consideration, less any applicable withholding taxes.

Deferred Stock Units.  Upon the completion of the merger, all amounts held in participant accounts under the deferred compensation plans that are denominated in Rohm and Haas common stock will be converted into the right to receive a cash payment equal to the number of shares of Rohm and Haas common stock deemed held in such accounts multiplied by the per share merger consideration, less any applicable withholding taxes. This amount will be payable or distributable in accordance with the terms of Rohm and Haas’ deferred compensation plans.

Restricted Stock.  Upon the completion of the merger, each share of restricted stock will be cancelled and be converted into the right to receive a cash payment equal to the merger consideration, less any applicable withholding taxes.

Short and Long-Term Incentive Awards.  Upon completion of the merger, short-term and long-term incentive awards will be paid out on a pro rata basis based on the number of days completed in the applicable performance cycle at target levels of achievement (or, in the case of long-term incentive awards, at the amount determined based on actual level of achievement, if greater than target level).

Material U.S. Federal Income Tax Consequences of the Merger (Page 33)

The receipt of cash in exchange for shares of Rohm and Haas common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of Rohm and Haas common stock will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the merger and (2) the holder’s adjusted tax basis in the shares. In general, a non-U.S. holder of Rohm and Haas common stock will not be subject to U.S. federal income tax in respect of cash received in the merger, unless such holder has certain connections to the United States. Holders of Rohm and

Haas common stock should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

Interests of Rohm and Haas’s Directors and Executive Officers in the Merger (Page 30)

Rohm and Haas’s executive officers and directors have interests in the merger that are different from, or in addition to, their interests as Rohm and Haas stockholders. The members of the Rohm and Haas board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the Rohm and Haas stockholders that the merger agreement be approved and adopted.

All of Rohm and Haas’s executive officers, including four of its named executive officers, are eligible to receive severance and other benefits in the case of qualifying terminations of employment in connection with a change in control, such as completion of the merger, either under continuity agreements with Rohm and Haas, or Rohm and Haas’s employee transition program. Equity compensation awards generally vest upon completion of the merger and short-term and long-term incentive compensation plans will be paid on a pro rata basis at target level (or, in the case of long-term incentive awards at the greater of target level or actual performance levels) upon completion of the merger. Under the terms of Rohm and Haas’ 2005 Non-Qualified Savings Plan, participant accounts may be distributed upon consummation of the merger and the grantor trust that funds Rohm and Haas’s non-qualified deferred compensation plans is required to be funded at a level equal to 105% of the amounts necessary to pay participants (or their beneficiaries) under the plans. Executive officers and directors of Rohm and Haas also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger, and in connection with entering into the merger agreement, Rohm and Haas has established a retention pool pursuant to which certain executive officers of Rohm and Haas will be eligible to receive a cash retention award.

In addition, the merger agreement provides that (1) Dow intends to appoint Dr. Pierre R. Brondeau, who is currently the president and chief operating officer of Rohm and Haas, as the Chief Executive Officer of its specialty chemicals business (which will be known as the Rohm and Haas Company) following completion of the merger and (2) at closing, Dow will appoint two individuals that have been nominated by Rohm and Haas to the board of directors of Dow.

Common Stock Ownership of Directors and Executive Officers (Page 54)

As of [ • ], 2008, the directors and executive officers of Rohm and Haas beneficially owned in the aggregate approximately [ • ] of the shares of Rohm and Haas common stock entitled to vote at the special meeting or approximately [ • ]% of Rohm and Haas’s outstanding common stock as of [ • ]. This total includes the approximately 32% of the outstanding shares of Rohm and Haas common stock held by the Haas trusts that are subject to the voting agreement. We currently expect that each of these individuals will vote all of his or her shares of Rohm and Haas common stock in favor of each of the proposals.

Amendment to Rohm and Haas’s Rights Agreement (Page 36)

In contemplation of the execution of the merger agreement and the voting agreement, on July 9, 2008, Rohm and Haas entered into an amendment to its Rights Agreement, dated as of October 26, 2000, between Rohm and Haas and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), for the purpose of amending the rights agreement to render it inapplicable to the merger agreement, the voting agreement, the merger and the other transactions contemplated by the merger agreement and the voting agreement. In particular, the amendment to the rights agreement provides that (1) no person will be deemed to be an Acquiring Person (as defined in the rights agreement) and no distribution of rights will occur solely by virtue of the approval, execution, delivery, adoption or performance of the merger agreement or the voting agreement or the consummation of the merger or any other transaction contemplated by the merger agreement and (2) if they have not previously expired, the rights will expire immediately prior to the effective time of the merger.

Appraisal Rights (Page 50)

Under the DGCL, Rohm and Haas stockholders who do not vote in favor of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares of Rohm and Haas common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and the merger and comply with the other DGCL procedures explained in this proxy statement.

Conditions to the Merger (Page 47)

Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

•	approval and adoption of the merger agreement and the merger by an affirmative vote of a majority of the outstanding shares of Rohm and Haas common stock;

•	absence of any injunction, restraint or prohibition by any court or other tribunal of competent jurisdiction that prohibits the consummation of the merger;

•	expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the HSR Act);

•	the European Commission’s issuance of a decision under the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) (which we refer to in this proxy statement as the EC Merger Regulation) declaring the merger compatible with the common market; and

•	the expiration, lapse or termination of all applicable waiting and other time periods and the receipt of all regulatory clearances under other applicable foreign, federal antitrust, competition or fair trade laws in any relevant jurisdiction, other than the failure of which to expire, lapse, terminate or be obtained would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Rohm and Haas.

Conditions to Rohm and Haas’s Obligations.  The obligation of Rohm and Haas to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	Dow’s and Ramses Acquisition Corp.’s representations and warranties being true and correct, subject to various materiality and other qualifiers, on the date of the merger agreement and on the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or period, as of the specified date or period);

•	Dow’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by it under the merger agreement; and

•	the receipt by Rohm and Haas of an officer’s certificate by Dow certifying to the effect that the foregoing two conditions have been satisfied.

Conditions to Dow’s and Ramses Acquisition Corp.’s Obligations.  The obligation of Dow and Ramses Acquisition Corp. to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	Rohm and Haas’s representations and warranties being true and correct, subject to various materiality and other qualifiers, on the date of the merger agreement and on the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or period, as of the specified date or period);

•	Rohm and Haas’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by it under the merger agreement; and

•	the receipt by Dow of an officer’s certificate by Rohm and Haas certifying to the effect that the foregoing two conditions have been satisfied.

Termination of the Merger Agreement (Page 48)

Rohm and Haas and Dow may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either Dow or Rohm and Haas may terminate the merger agreement at any time before the consummation of the merger if:

•	the merger has not been completed on or before October 10, 2009 (which we refer to in this proxy statement as the end date) and the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been a principal cause of or resulted in the failure to consummate the merger on or before the end date;

•	a final and non-appealable injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been entered and the party seeking to terminate the merger agreement has complied with its obligations to obtain the required governmental and other approvals; or

•	the special meeting shall have concluded without the approval of the merger by Rohm and Haas stockholders.

Rohm and Haas may also terminate the merger agreement if:

•	subject to compliance with advance notice provisions, Dow has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would cause a condition of Rohm and Haas’s obligation to consummate the merger not to be satisfied and (2) cannot be cured by the end date; or

•	at any time prior to the approval of Rohm and Haas stockholders being obtained, in order to enter into any agreement, understanding or arrangement providing for a superior transaction, if Rohm and Haas has provided Dow with the opportunity to match the proposal providing for the superior transaction and concurrently pays the termination fee described below.

Dow may also terminate the merger agreement if:

•	subject to compliance with advance notice provisions, Rohm and Haas has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would cause a condition of Dow’s or Ramses Acquisition Corp.’s obligation to close not to be satisfied and (2) cannot be cured by the end date; or

•	the Rohm and Haas board of directors changes its recommendation that Rohm and Haas stockholders vote in favor of the adoption of the merger agreement.

Termination Fees (Page 49)

Rohm and Haas has agreed to pay Dow a fee of $600 million (which we refer to in this proxy statement as the termination fee) if:

•	Rohm and Haas terminates the merger agreement in order to enter into an agreement, understanding or arrangement providing for a superior transaction (which Rohm and Haas is permitted to do if it has provided Dow with the opportunity to match the proposal providing for the superior transaction and, simultaneously with the termination, pays the termination fee);

•	(1) after the date of the merger agreement, a proposal providing for an alternative transaction has been publicly announced and not withdrawn prior to the special meeting, (2) Rohm and Haas or Dow terminates the merger agreement on the grounds that the approval of Rohm and Haas stockholders was not obtained at the special meeting and (3) concurrently or within twelve months after such termination, a definitive agreement providing for another merger is entered into or consummated by Rohm and Haas; or

•	Dow terminates the merger agreement on the grounds that the Rohm and Haas board of directors has changed its recommendation that the Rohm and Haas stockholders vote in favor of the adoption of the merger agreement, and at the time of the change in recommendation, a proposal providing for an alternative transaction was pending.

Dow has agreed to pay Rohm and Haas a fee of $750 million (which we refer to in this proxy statement as the reverse termination fee) if (1) Rohm and Haas or Dow terminates the merger agreement because the merger has not been completed by the end date or a final and non-appealable injunction relating to a regulatory law and permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been entered and (2) at the time of the termination, all of Dow’s and Ramses Acquisition Corp.’s conditions to consummating the merger have been satisfied or waived in writing (or if the closing would have taken place on the date of the termination, the conditions would have been satisfied) other than the conditions relating to regulatory approvals and injunctions (if the injunctions relate to a regulatory law). The payment of the reverse termination fee does not relieve Dow or Ramses Acquisition Corp. for any failure to comply with their obligations to obtain the required regulatory approvals.

No Solicitation (Page 43)

Subject to the below exception, Rohm and Haas has agreed to cease any existing discussions or negotiations with any party with respect to any alternative proposal and except as described below is prohibited from releasing any third party from any standstill or confidentiality agreement to which Rohm and Haas is a party. In addition, subject to the below exception, Rohm and Haas has agreed to not and to cause its representatives (directors, officers, financial and legal advisors, etc.) to not:

•	directly or indirectly, solicit, initiate or knowingly encourage or take any action knowingly to facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes or may reasonably be expected to constitute an alternative proposal;

•	enter into, maintain, participate in or continue any discussions, negotiations or agreements regarding or furnish non-public information any proposal or offer that constitutes or may reasonably be expected to constitute an alternative proposal;

•	enter into any agreement, commitment or letter of intent providing for any alternative proposal; or

•	agree to, approve endorse or recommend any alternative proposal.

If, however, Rohm and Haas receives from a third party an alternative proposal that (1) constitutes a superior proposal or (2) the Rohm and Haas board of directors determines in good faith, after consultation with Rohm and Haas’s outside legal counsel and financial advisors, could reasonably be expected to result in a superior proposal, Rohm and Haas is permitted to:

•	furnish non-public information to the third party under a confidentiality agreement, that, among other things, contains a standstill provision substantially similar to the standstill provision in the confidentiality agreement between Dow and Rohm and Haas to the extent such provision remains in effect; and

•	engage in discussions or negotiations with the third party with respect to the alternative proposal.

Regulatory Approvals (Page 35)

Under the provisions of the HSR Act, the merger may not be completed until notification and report forms have been filed with the Antitrust Division of the United States Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) by Rohm and Haas and Dow and the applicable waiting period has expired or been terminated. Rohm and Haas and Dow filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on July 30, 2008. The merger is also subject to review and clearance by the European Commission, and competition filings are also expected to be required under competition laws in other jurisdictions.

Should the FTC, the Antitrust Division, the European Commission, state antitrust authorities or competition authorities in other foreign countries raise antitrust objections to the merger, the parties are required to take all actions and agree to divest or hold separate any businesses or assets necessary to resolve those objections and to close the merger before the end date. Dow’s divestiture obligation is limited, however, to businesses and assets that in the aggregate do not represent more than $1.3 billion of revenue for the 2007 fiscal year. Moreover, except for one specified entity, Dow is not required to divest any businesses or assets of Rohm and Haas or its subsidiaries (as compared to businesses or assets of Dow or its subsidiaries).

Current Market Price of Rohm and Haas Common Stock (Page 53)

The closing sale price of Rohm and Haas common stock on the NYSE on [ • ], was $[ • ]. You are encouraged to obtain current market quotations for Rohm and Haas common stock in connection with voting your shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties and other factors, including, among others:

•	the effect of the announcement of the merger on Rohm and Haas’s business relationships, operating results and business generally;

•	the retention of certain key employees by Rohm and Haas;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the stockholder approval or other conditions to the completion of the merger not being satisfied, or the regulatory approvals required for the merger not being obtained on the terms expected or on the anticipated schedule; and

•	Rohm and Haas’s and Dow’s ability to meet expectations regarding the timing and completion of the merger.

In addition, we are subject to risks and uncertainties and other factors detailed in Rohm and Haas’s annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission, which we refer to herein as the SEC, on February 21, 2008, and updated in our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 56. Many of the factors that will determine Rohm and Haas’s future results are beyond Rohm and Haas’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent Rohm and Haas’s views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Rohm and Haas stockholders as part of the solicitation of proxies by the Rohm and Haas board of directors for use at the special meeting to be held on [ • ], 2008, starting at [ • ] [a.m.], Eastern time, at [ • ], located at [ • ], or at any postponement or adjournment thereof. The purpose of the special meeting is for Rohm and Haas stockholders to consider and vote on adoption of the merger agreement (and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies). Rohm and Haas stockholders must adopt the merger agreement in order for the merger to occur. If Rohm and Haas stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on [ • ] as the record date for the special meeting, and only holders of record of Rohm and Haas common stock on the record date are entitled to vote at the special meeting. As of the record date, there were [ • ] shares of Rohm and Haas common stock outstanding and entitled to vote. Each share of Rohm and Haas common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Rohm and Haas common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Rohm and Haas common stock represented at the special meeting but not voted, including shares of Rohm and Haas common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies, provided that the proposal to adjourn or postpone the special meeting has been adopted by the affirmative vote by a majority of shares of Rohm and Haas common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

Vote Required for Approval

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to adopt the merger agreement. Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of outstanding shares of Rohm and Haas common stock representing at least a majority of the shares entitled to vote at the special meeting. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The adoption of the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Rohm and Haas common stock represented in person or by proxy at the special meeting and entitled to vote thereon. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the proposal to adjourn or postpone the special meeting and if you fail to vote, it will have no effect on the outcome of the proposal unless the shares are counted as present at the special meeting.

Rohm and Haas and Dow have entered into a voting agreement with the Haas trusts pursuant to which the Haas trusts have agreed, among other things, to vote their respective shares (which represent approximately 32% of the outstanding shares) in favor of the merger and the proposal to adopt the merger agreement.

As of [ • ], Rohm and Haas’s directors and executive officers held and are entitled to vote, in the aggregate, approximately [ • ] shares of Rohm and Haas common stock, representing approximately [ • ]% of Rohm and Haas’s outstanding common stock. This total includes the approximately 32% of the outstanding shares of Rohm and Haas common stock held by the Haas trusts that are subject to the voting agreement. We currently expect that each of Rohm and Haas’s directors and executive officers will vote their shares of Rohm and Haas common stock in favor of the proposals to be presented at the special meeting.

Proxies and Revocation

If you are a stockholder of record of your shares of Rohm and Haas common stock and you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail that is received by Rohm and Haas at any time prior to [ • ] [a.m.], [ • ], [on the date of the special meeting], your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of the Rohm and Haas board of directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof, for a vote.

If your shares of Rohm and Haas common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares of Rohm and Haas common stock voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker. Brokers who hold shares of Rohm and Haas common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker or other nominee holds your shares of Rohm and Haas common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Proxies received by Rohm and Haas at any time prior to [ • ] [a.m.], Eastern time, on the date of the special meeting, that have not been revoked or superseded before being voted, will be voted at the special meeting.

If you are a stockholder of record of your shares of Rohm and Haas common stock, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by:

•	if you voted by telephone or the Internet, by voting again by telephone or the Internet;

•	by delivering to Rohm and Haas’s Secretary, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Rohm and Haas common stock; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Rohm and Haas Company
100 Independence Mall West
Philadelphia, Pennsylvania 19106
Attn.: Corporate Secretary

If you are a “street name” holder of Rohm and Haas common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Adjournments and Postponements

The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Rohm and Haas’s amended and restated bylaws provide that any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by Rohm and Haas prior to [ • ] [a.m.], Eastern time, on the date of the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Whether or not a quorum exists, holders of a majority of the shares of Rohm and Haas common stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting. Because a majority of the votes represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions will have the same effect on such proposal as a vote “AGAINST” the proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Rohm and Haas stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We have retained [ • ] to assist in the solicitation of proxies for the special meeting for a fee of approximately $[ • ], plus reimbursement of reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Rohm and Haas common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, [ • ], toll-free at [ • ] or collect at [ • ].

List of Stockholders

In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any stockholder present at the meeting.

THE COMPANIES

Rohm and Haas Company

Rohm and Haas, a Delaware corporation, is a global specialty materials company that began almost 100 years ago when a chemist, Otto Röhm, and a businessman, Otto Haas, decided to form a partnership to make a unique chemical product for the leather industry. That once tiny firm, now known as Rohm and Haas Company, reported sales of $8.9 billion in 2007 on a portfolio of global businesses including electronic materials, specialty materials and salt. Our products enable the creation of leading-edge consumer goods and other products found in a broad segment of dynamic end-markets, the largest of which include: building and construction, electronics, packaging and paper, industrial and other, transportation, household and personal care, water and food. Rohm and Haas’s principal executive offices are located at 100 Independence Mall West, Philadelphia, Pennsylvania 19106, and its telephone number is (215) 592-3000. Its Internet website address is www.rohmhaas.com. The information provided on Rohm and Haas’s website is not part of this proxy statement and is not incorporated herein by reference. Rohm and Haas common stock is publicly traded on the NYSE under the symbol “ROH.” Additional information regarding Rohm and Haas is contained in Rohm and Haas’s filings with the SEC.

The Dow Chemical Company

The Dow Chemical Company was incorporated in 1947 under Delaware law and is the successor to a Michigan corporation of the same name, organized in 1897. Dow is a diversified chemical company engaged in the manufacture and sale of chemicals, plastic materials, agricultural and other specialized products and services that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. Dow delivers a broad range of products and services to customers in approximately 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. In 2007, Dow had annual sales of

$53.5 billion and employed approximately 45,900 people worldwide. Dow has 150 manufacturing sites in 35 countries and produces approximately 3,100 products. Dow’s principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674, and its telephone number is 989-636-1000. Its Internet website address is www.dow.com. The information provided on Dow’s website is not part of this proxy statement and is not incorporated herein by reference. Dow’s common stock is publicly traded on the NYSE under the symbol “DOW.” Additional information regarding Dow is contained in Dow’s filings with the SEC.

Ramses Acquisition Corp.

Ramses Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Dow, was formed solely for the purpose of facilitating Dow’s acquisition of Rohm and Haas. Ramses Acquisition Corp. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Ramses Acquisition Corp. will merge with and into Rohm and Haas and will cease to exist. Ramses Acquisition Corp.’s principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674, and its telephone number is 989-636-1000.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Rohm and Haas regularly reviews and evaluates its business strategy with the goal of enhancing stockholder value. In particular, in September 2006, the Rohm and Haas board of directors approved a strategic plan, the Vision 2010 plan, which was designed to create a more focused, more profitable, faster growing company, which was presented to investors in October 2006. Key elements of the Vision 2010 strategy primarily included more aggressive growth in the electronic materials and paint and coatings businesses and in the rapidly developing economies. Independent of this, from time to time over the past several years, there were various non-specific, informal, exploratory contacts between Rohm and Haas and each of the three industry participants referred to below in this section regarding possible strategic transactions with Rohm and Haas.

On November 12, 2007, a representative of the trustees of the Haas trusts informed Raj L. Gupta, the Chairman and Chief Executive Officer of Rohm and Haas, that, as a result of their fiduciary obligations, the Haas trustees had reached a consensus that the Haas trusts should diversify their holdings (which consisted principally of shares of Rohm and Haas common stock) through the sale of Rohm and Haas common stock held by them. Specifically, the Haas trustees expressed their interest in a transaction that would involve the sale of all or substantially all of the Haas trusts’ holdings in a 12 to 18 month time frame, at a premium to the market price. The Haas trusts held approximately 32% of the outstanding shares of Rohm and Haas common stock. For many years, the Company’s board of directors had included two members of the Haas family, one from each branch of the family. Based on the trusts’ prior conduct, the Company’s board of directors did not anticipate the request of the Haas trusts.

At a regularly scheduled meeting of the Rohm and Haas board of directors held on December 2, 2007, the Rohm and Haas board of directors together with Goldman Sachs & Co., the Company’s financial advisor, and Wachtell, Lipton, Rosen & Katz, the Company’s legal advisor, discussed the Haas trustees’ request and the direction of Rohm and Haas generally. The directors discussed the possible alternatives which might be available to the Haas trusts in order to implement their diversification goals and the possible steps that the Haas trusts might take to implement these goals. The directors scheduled a follow up meeting for a more comprehensive analysis. Directors of the Company who were representatives of the Haas trusts were not present at the portion of this meeting that discussed these alternatives or at future meetings of the Rohm and Haas board of directors discussing these issues until the meeting referred to below on July 7, 2008.

At a meeting held on December 22, 2007, the Rohm and Haas board of directors heard presentations from Goldman Sachs, including a presentation on the Company’s Vision 2010 strategic plan. The Rohm and Haas board of directors also discussed the various strategic alternatives potentially available to each of Rohm and Haas and the Haas trusts, including public market transactions, restructurings such as spin offs, share repurchases, asset sales (either to third parties or in exchange for shares), recapitalization transactions, and possible transactions with strategic and financial partners. The Rohm and Haas board of directors made a preliminary determination that, although the strategic plan was subject to inherent risks and uncertainties, continuing to implement the Vision 2010 strategy offered the potential for significant share price appreciation. As a result, the Rohm and Haas board of directors preliminarily concluded that it would be in the best interest of all Rohm and Haas stockholders as a whole for Rohm and Haas to continue to focus on implementing that plan. The Rohm and Haas board of directors determined to review this preliminary determination at the next regularly scheduled board meeting on February 4, 2008.

At a meeting on February 3, 2008, the Rohm and Haas board of directors, together with its financial and legal advisors, again reviewed the Company’s strategic alternatives as compared to the continued pursuit of its Vision 2010 strategy. At this meeting, Goldman Sachs reviewed and updated its December 22, 2007 presentation. The Rohm and Haas board of directors concluded that it would be in the best interest of all Rohm and Haas stockholders for the Company to continue to pursue its strategic plan.

On February 4, 2008, Mr. Gupta, together with another director, met with representatives of the Haas trusts to convey the board’s determination. Following this meeting, representatives of Rohm and Haas offered to review the Vision 2010 strategy with the advisors to the Haas trusts so that these advisors could analyze the financial aspects of that plan and assess the desirability of the Company continuing to implement the plan.

On March 16, 2008, Mr. Gupta, along with other senior executives of Rohm and Haas and the Company’s financial and legal advisors, met in New York City with the financial and legal advisors to the Haas trusts to review with them the Company’s Vision 2010 plan. Thereafter, the Haas trustees requested that they have the opportunity to hear the same financial and strategic presentation.

The members of the Rohm and Haas board of directors were periodically updated on these developments on February 13, 26 and 27, 2008, March 19, 2008 and April 9 and 10, 2008.

On April 25, 2008, Mr. Gupta, along with other Company senior executives met with Haas trustees and other individuals to review with them the Company’s Vision 2010 plan in a presentation similar to that made to their advisors on March 16. In addition, at this meeting, with the approval of the Rohm and Haas board of directors, Mr. Gupta suggested that the Haas trusts meet their diversification goal through a combination of an at market share buyback program and future sales in open market transactions. The share buyback program would provide the Haas trusts an opportunity to sell a portion of their holdings at the market price for Rohm and Haas common stock in the current time frame. The Company also proposed that Rohm and Haas enter into a shareholder agreement with the Haas trusts providing for these share repurchases, registration rights and other customary matters. These matters were further discussed with the board of directors at meetings on May 4 and 5, 2008.

Representatives of the Haas trusts and of Rohm and Haas commenced discussions regarding a possible transaction in which the Company would repurchase a small percentage of the shares of Rohm and Haas common stock held by the Haas trusts and related matters. These discussions contemplated diversification by the Haas trusts over a period of up to three years. The Rohm and Haas board of directors was updated on these discussions at meetings on May 30, 2008 and on June 11 and 12, 2008, including the principal issues which remained to be resolved.

The Rohm and Haas board of directors and management were concerned about the market reaction that would result from the announcement of the Haas trust diversification program and the possible response to this announcement by industry participants.

In early June 2008, Mr. Gupta attended an industry conference at which he had separate conversations with the chief executive officers of each of Dow and another industry participant, referred to as Company A, which had previously expressed interest in a possible strategic transaction involving Rohm and Haas, regarding their respective interest in the Company. Subsequently, Mr. Gupta had a similar conversation with the chief executive officer of the third company that had previously expressed interest.

On June 16, 2008, following the industry conference, Andrew N. Liveris, the Chairman of the Board and Chief Executive Officer of Dow, advised Mr. Gupta that Dow was interested in pursuing an acquisition of Rohm and Haas at a price per share of $74 in cash, subject to customary conditions.

At a meeting held on June 20, 2008, the Rohm and Haas board of directors discussed Dow’s proposal. At that meeting, the Rohm and Haas board of directors determined that, given the price offered and the credibility of the party making the proposal, it was in the best interests of the Company and its stockholders that the Company explore the proposal and other strategic alternatives. The Rohm and Haas board of directors authorized management and Goldman Sachs to conduct a targeted process among the three potential strategic acquirors (including Dow), which were thought by the board to be in the best position to complete an acquisition of Rohm and Haas.

At the direction of the Rohm and Haas board of directors, Mr. Gupta contacted the two other potential strategic buyers. All expressed interest initially but ultimately only two (Dow and Company A) chose to participate. Thereafter, at the direction of the Rohm and Haas board of directors, Mr. Gupta advised Mr. Liveris that, in response to his company’s proposal, the Rohm and Haas board of directors had decided to pursue a targeted process to explore a possible sale of the Company and that it would consider Dow’s proposal in that process.

On June 24, 2008, Company A indicated to Mr. Gupta that it was interested in pursuing an acquisition of Rohm and Haas at a price per share of $70 in cash, subject to customary conditions.

At a meeting held on June 25, 2008, the Rohm and Haas board of directors met to discuss the proposals of Dow and Company A and the next steps to be taken in the exploration process. Although Dow had made the higher initial proposal and appeared to be prepared to enter promptly into a definitive agreement, the Rohm and Haas board of directors decided to continue to pursue a competitive process between Dow and Company A with a goal of achieving the best possible price with the greatest certainty of closing. Mr. Gupta advised each of Dow and Company A of the board’s determination to make available due diligence and then request definitive acquisition proposals.

On June 30, 2008 and July 1, 2008, each of Dow and Company A entered into a confidentiality agreement with Rohm and Haas, respectively. On June 30, 2008 and July 1, 2008, senior members of Rohm and Haas management and representatives of Goldman Sachs met with senior members of management of Dow and Company A, respectively, and presented information concerning Rohm and Haas’ business and operations. Also, following each meeting, each of Dow and Company A received a draft merger agreement. Each company was also sent a draft form of voting agreement pursuant to which the Haas trusts would be asked to commit to vote for the transaction. Each company was asked to submit its proposal along with a draft merger agreement and voting agreement by noon on July 7, 2008.

At a telephonic meeting held on July 2, 2008, the Rohm and Haas board of directors received an update from Goldman Sachs and members of Rohm and Haas management on the meetings with Dow and Company A.

On July 3, 2008, Dow returned a markup of the merger agreement as well as a draft voting agreement. Representatives of Rohm and Haas and Dow discussed certain provisions of the merger agreement over the next few days. Also, over the next few days, Mr. Gupta and Mr. Liveris engaged in discussions with respect to various aspects of Dow’s merger agreement and proposal.

On July 7, 2008, Rohm and Haas received an offer from Company A of $75 per share in cash and from Dow of $76 per share in cash, in each case along with a proposed draft merger agreement and draft voting agreement. Under Dow’s proposal, if the proposed merger did not close within six months, the $76 per share merger consideration would be increased at the rate of 8% per annum until the date on which the merger was completed, less the closing date value of any dividends paid with respect to Rohm and Haas common stock during the period interest was accruing. Dow’s proposal also included certain other elements described below in the section entitled “—Post-Closing Commitments”, which the Rohm and Haas board of directors considered in evaluating Dow’s proposal.

In the afternoon of July 7, representatives of Rohm and Haas contacted representatives of each of Dow and Company A and advised them of aspects of their respective merger agreements that should be modified if such party wished to strengthen its proposal. Each bidder was told that the Rohm and Haas board of directors planned to meet early in the morning of July 8 to consider the proposals and any revisions. In the morning of July 8, representatives of Dow advised Rohm and Haas of certain improvements it was prepared to make to the terms of the draft merger agreement submitted the previous day.

At a meeting held on July 8, 2008, the Rohm and Haas board of directors received an update from Rohm and Haas management, Goldman Sachs and Wachtell, Lipton on the state of the exploration process and considered the proposals of Dow and Company A. At that meeting, the Rohm and Haas board of directors decided that Goldman Sachs should request that Dow and Company A each submit revised bids by noon on July 9, 2008. Accordingly, each of Dow and Company A was told to improve its proposal. In particular, each party was told that it must improve the economics and other terms of its proposal in order for the Company to enter into a merger agreement with it and conclude the sale process in the immediate time frame.

Representatives of Rohm and Haas and Dow discussed the merger agreement over the next day. Representatives of Rohm and Haas advised representatives of Company A that Rohm and Haas was willing to engage in discussions regarding Company A’s draft merger agreement but Company A did not elect to engage in such discussion. Also, during this period, Mr. Gupta and Mr. Liveris engaged in discussions with respect to various aspects of Dow’s merger agreement and proposal.

On July 9, 2008, representatives of Dow and Company A advised the Company that each would be submitting improved proposals in response to the Rohm and Haas board’s request.

On July 9, 2008, Rohm and Haas received a revised proposal from Dow of $78 per share in cash. The revised proposal also included a draft of the merger agreement which provided that if the merger did not close within six months of the date of signing the merger agreement, the $78 per share merger consideration would increase by 8% per annum from such six month date until the earlier of the date of completion of the merger or the date which is one year after the date on which the merger agreement was signed, less the closing date value of any dividends paid with respect to Rohm and Haas common stock during the period commencing on such six-month anniversary. Company A submitted a revised draft merger agreement which contained various improvements in response to the Company’s comments but did not increase its price.

On the afternoon of July 9, 2008, the Rohm and Haas board of directors met to consider the two proposals. Wachtell, Lipton reviewed with the Rohm and Haas board of directors its fiduciary duties and then described to the Rohm and Haas board of directors the terms of the proposed merger agreement with Dow, including termination fees, regulatory covenants, closing conditions, fiduciary provisions, employee benefits provisions and other terms and conditions and the terms of the proposed voting agreement, and addressed various other issues and related matters. Representatives of Wachtell, Lipton advised the Rohm and Haas board of directors that in their view the merger agreement submitted by Dow afforded greater certainty of consummation than the draft submitted by Company A.

Representatives of Goldman Sachs reviewed the financial terms of the two proposals. Goldman Sachs delivered to the Rohm and Haas board of directors an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the cash merger consideration to be received by the holders of the outstanding shares of Rohm and Haas common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B hereto.

After considering the proposed terms of the merger agreement with Dow and the various presentations of its legal and financial advisors, and taking into consideration the factors described under “—Reasons for the Merger; Recommendation of Rohm and Haas’ Board of Directors,” the Rohm and Haas board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Rohm and Haas stockholders and adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that the stockholders of Rohm and Haas adopt the merger agreement.

In the morning of July 10, 2008, Rohm and Haas and Dow each executed the definitive merger agreement. Concurrently, Rohm and Haas, Dow, and the Haas trusts entered into the voting agreement. Shortly thereafter, Rohm and Haas and Dow issued press releases announcing the execution of the merger agreement and the voting agreement.

Reasons for the Merger; Recommendation of the Rohm and Haas Board of Directors

After careful consideration, the Rohm and Haas board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Rohm and Haas stockholders, and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Rohm and Haas board of directors consulted with Rohm and Haas’s management, as well as its financial and legal advisors, and considered a number of factors that the Rohm and Haas board members believed supported their decision, including the following:

•	its knowledge of Rohm and Haas’s business, operations, financial condition, earnings and prospects, as well as the risks in achieving those prospects;

•	its knowledge of the current economic environment generally, including recent increases in commodity prices, and the impact of such conditions and changes on the chemical industry generally and on Rohm and Haas, including the likely effects of these factors on Rohm and Haas’s potential growth, development, productivity and strategic options;

•	recent and historical market prices for Rohm and Haas common stock, as compared to the financial terms of the merger, including the fact that the merger consideration of $78.00 per share of Rohm and Haas common stock (not taking into account any potential increase) represented approximately a 74% premium over $44.83, the closing price of Rohm and Haas shares on the NYSE on July 9, 2008, the last trading day before the date the transaction was publicly announced and approximately a 45% premium over $53.78, the trailing 12 month (July 9, 2007 to July 8, 2008) daily closing price average of the shares of Rohm and Haas common stock;

•	the absence of a strategic alternative from another party that was as favorable to the Company’s stockholders as the offer from Dow, either in financial terms or in terms of likelihood of the merger closing, notwithstanding that Rohm and Haas had sought alternative proposals from two other potential strategic bidders who, based on the advice of Rohm and Haas’s financial advisors, the Rohm and Haas board of directors believed were the third parties most likely to be interested in pursuing an acquisition of the Company;

•	the process followed by the Company which included offering Company A an express opportunity to improve both the economic terms of its proposal and the terms of its proposal relating to likelihood of closing;

•	its belief that the merger agreement and the transactions contemplated by the merger agreement were more favorable to Rohm and Haas stockholders than other strategic alternatives reasonably available to Rohm and Haas and its stockholders;

•	the financial presentation of Goldman Sachs and its opinion to the Rohm and Haas board of directors, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the cash consideration to be received by the holders of the outstanding shares of Rohm and Haas common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. A discussion of the opinion and presentation appears in the section below entitled “The Merger—Opinion of Rohm and Haas’s Financial Advisor”;

•	the fact that Haas trusts, Rohm and Haas’s largest group of stockholders, which own approximately 32% of Rohm and Haas common stock, were seeking diversification of their shares and supported the merger and had agreed to enter into a voting agreement with Rohm and Haas and Dow to, among other things, vote their shares in favor of the merger and the proposal to adopt the merger agreement, unless the merger agreement has been terminated (see “The Merger—Voting Agreement”);

•	the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby, including the level of the commitment by Dow to obtain applicable regulatory approvals and the absence of a financing condition, were the product of extensive arm’s-length negotiations among the parties and were designed to provide as much certainty as was possible that the merger would ultimately be consummated on a timely basis;

•	the fact that the merger consideration consists solely of cash, providing Rohm and Haas stockholders with certainty of value and liquidity;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, Rohm and Haas may be permitted to furnish information to and conduct negotiations with third parties that make a bona fide unsolicited acquisition proposal for Rohm and Haas (as defined in the section entitled “The Merger Agreement—No Solicitation”);

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, Rohm and Haas is permitted to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal (as defined in the section entitled “The Merger Agreement—Rohm and Haas Board Recommendation”) after giving Dow the opportunity to match the superior proposal and upon the payment to Dow of a $600 million termination fee (see “The Merger Agreement—Termination Fees”);

•	the fact that the terms of the merger agreement provide that Dow must take certain actions if required to obtain necessary regulatory approvals and that under certain circumstances, if such approvals are not obtained despite such efforts, Dow would be required to pay Rohm and Haas a termination fee of $750 million; and

•	the fact that the merger agreement provided that following the merger (1) the name of the specialty chemical business of Dow would be Rohm and Haas Company, and the specialty chemical business of Dow would be referred to as Rohm and Haas Company, a subsidiary of Dow; (2) the corporate headquarters of Rohm and Haas would be in Philadelphia; (3) Dow intends to contribute to the post-merger Rohm and Haas subsidiary of Dow certain assets, operations and businesses of Dow having similar business profiles to that of Rohm and Haas and having revenues of approximately $5 billion; and (4) Dow intends to offer the position of chief executive officer of the post-closing Rohm and Haas subsidiary of Dow to Dr. Brondeau, the current chief operating officer and president of Rohm and Haas; and

•	the fact that the merger agreement provided that, at closing, Dow would appoint two individuals that have been nominated by Rohm and Haas to the board of directors of Dow.

The Rohm and Haas board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

•	the risks and costs to Rohm and Haas if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business relationships;

•	the fact that the merger might not be completed in a timely manner or at all due to a failure to receive necessary regulatory and other approvals, including the HSR Act and the applicable merger control laws of the European Commission and other foreign jurisdictions;

•	the fact that the all-cash price, while providing relative certainty of value, would not allow Rohm and Haas stockholders to participate in potential further appreciation of Dow’s stock after the merger;

•	the fact that the receipt of the merger consideration in exchange for shares of Rohm and Haas common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes;

•	the restrictions on the conduct of Rohm and Haas’s business prior to the consummation of the merger, requiring Rohm and Haas to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent Rohm and Haas from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is consummated;

•	the restrictions on Rohm and Haas’s ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that Rohm and Haas pays the termination fee in order to accept a superior proposal, which may discourage a competing proposal to acquire Rohm and Haas that may be more advantageous to Rohm and Haas stockholders;

•	the structure of the merger and the terms of the merger agreement, including the merger agreement’s non-solicitation and stockholder approval covenants, and provision for Rohm and Haas’s payment of a termination fee of $600 million to Dow in the case of certain events, which the Rohm and Haas board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business transaction after the merger agreement was signed, were conditions to Dow’s willingness to enter into the merger agreement; and

•	the fact that some of Rohm and Haas’s directors and executive officers have other interests in the merger that are in addition to their interests as Rohm and Haas stockholders, including as a result of employment and compensation arrangements with Rohm and Haas and the manner in which they would be affected by the merger (see “—Interests of Rohm and Haas’s Directors and Executive Officers in the Merger”).

The foregoing discussion of the factors considered by the Rohm and Haas board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Rohm and Haas board of directors. In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Rohm and Haas board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Rohm and Haas board of directors considered all these factors as a whole, including discussions with, and questioning of, Rohm and Haas management and Rohm and Haas’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Rohm and Haas board of directors unanimously determined that the merger and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Rohm and Haas and its stockholders, and unanimously adopted and approved, and declared advisable, the merger agreement. The Rohm and Haas board of directors unanimously recommends that the Rohm and Haas stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Rohm and Haas’s Financial Advisor

Goldman Sachs rendered its opinion to the Rohm and Haas board of directors that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the $78.00 in cash to be received as consideration for each share of Rohm and Haas common stock was fair from a financial point of view to the holders of such shares.

The full text of the written opinion of Goldman Sachs, dated July 10, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Rohm and Haas board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Rohm and Haas common stock should vote with respect to the transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the voting agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Rohm and Haas;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Rohm and Haas;

•	certain other communications from Rohm and Haas to its stockholders;

•	certain publicly available research analyst reports for Rohm and Haas; and

•	certain internal financial analyses and forecasts for Rohm and Haas prepared by its management and approved for Goldman Sachs’s use by Rohm and Haas.

Goldman Sachs also held discussions with members of the senior management of Rohm and Haas regarding their assessment of the past and current business operations, financial condition and future prospects of Rohm and Haas. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Rohm and Haas common stock, compared certain financial and stock market information for Rohm and Haas with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the chemicals industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. Goldman Sachs assumed, with the consent of the Rohm and Haas board of directors, that the internal financial analyses and forecasts prepared by the management of Rohm and Haas were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of Rohm and Haas. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Rohm and Haas or any of its subsidiaries and it has not been furnished with any such evaluation or appraisal.

Goldman Sachs’s opinion does not address any legal, regulatory, tax or accounting matters, the underlying business decision of Rohm and Haas to engage in the merger, the relative merits of the merger as compared to any strategic alternatives that may be available to Rohm and Haas or the likely timeframe in which the transaction will be consummated. Goldman Sachs’s opinion addresses only the fairness from a financial point of view of, as of the date of the opinion, the $78.00 in cash to be received as consideration for each share of Rohm and Haas common stock to the holders of such shares. Goldman Sachs’s opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Rohm and Haas or Dow; the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Rohm and Haas or Dow, or class of such persons in connection with the merger, whether relative to the $78.00 in cash to be paid as consideration for each share of Rohm and Haas common stock to the holders of such shares or otherwise; the impact of the transaction on the solvency or viability of Rohm and Haas or Dow or the ability of Rohm and Haas or Dow to pay its obligations when they come due. Goldman Sachs’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’s opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Rohm and Haas board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 10, 2008 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.  Goldman Sachs reviewed the historical trading prices and volumes for shares of Rohm and Haas common stock for the five-year period ended July 8, 2008. In addition, Goldman Sachs analyzed the consideration to be received by holders of Rohm and Haas common stock pursuant to the merger agreement in relation to the market price as of July 8, 2008, the average market price for the month ending July 8,

2008, the high and average market price for the twelve months ending July 8, 2008 and the average market price for the three- and five-year periods ending July 8, 2008.

This analysis indicated that the price per share to be paid to Rohm and Haas stockholders pursuant to the merger agreement represented:

•	a premium of 70% based on the July 8, 2008 market price of $45.86 per share of Rohm and Haas common stock;

•	a premium of 60% based on the latest one month average closing market price of $48.83 per share of Rohm and Haas common stock; and

•	a premium of 27% based on the latest twelve months’ high market price of $61.27 per share of Rohm and Haas common stock.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information and public market multiples for Rohm and Haas to corresponding financial information and public market multiples for the following publicly traded companies in the large cap chemicals, specialty chemicals, coatings, electronics and salt industries:

Large Cap	Specialty
Chemicals	Chemicals		Coatings		Electronics		Salt

• Air Products	•	Albemarle	•	Cytec	•	ASL Holding	•	Compass Minerals
• BASF	•	Arch Chemicals	•	HB Fuller	•	ATMI
• Dow	•	Cabot	•	RPM	•	Cabot Microelectronics
• DSM	•	Celanese	•	Sherwin- Williams	•	Entegris
• DuPont	•	Chemtura	•	Valspar	•	Eternal Chemical
• PPG Industries	•	Eastman Chemical			•	JSR
	•	Hercules			•	MEMC
	•	Lubrizol			•	Tessera Technologies
	•	Rockwood			•	Tokyo Electron

Although none of the selected companies is directly comparable to Rohm and Haas, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Rohm and Haas.

Goldman Sachs also calculated and compared various financial multiples based on closing prices of the shares of Rohm and Haas common stock as of July 8, 2008, publicly available financial information and Institutional Brokers’ Estimate System estimates (which we refer to in this proxy statement as IBES estimates). The financial multiples of Rohm and Haas were calculated using the closing price of the shares of Rohm and Haas common stock as of July 8, 2008, publicly available financial information, information provided by Rohm and Haas management and IBES estimates. The financial multiples for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, Goldman Sachs calculated:

•	levered market capitalization, which is the market value of common equity (on a diluted basis) plus the book value of total debt, preferred shares, minority interest, less cash, as a multiple of latest twelve months earnings before interest, taxes and depreciation and amortization, or EBITDA;

•	levered market capitalization as a multiple of estimated calendar year 2008 EBITDA; and

•	levered market capitalization as a multiple of estimated calendar year 2009 EBITDA.

The results of these analyses are summarized as follows:

Selected
Levered Market Capitalization as a multiple of:	Companies	Rohm and Haas

Large Cap Chemicals
LTM EBITDA	4.7x - 10.2x	8.1x
2008E EBITDA	4.7x - 10.3x	7.4x
2009E EBITDA	4.8x - 9.4x	6.9x
Specialty Chemicals
LTM EBITDA	5.3x - 9.3x	8.1x
2008E EBITDA	5.1x - 9.2x	7.4x
2009E EBITDA	4.4x - 8.2x	6.9x
Coatings
LTM EBITDA	6.5x - 7.9x	8.1x
2008E EBITDA	6.6x - 7.6x	7.4x
2009E EBITDA	6.3x - 7.1x	6.9x
Electronics
LTM EBITDA	4.4x - 11.9x	8.1x
2008E EBITDA	4.6x - 9.9x	7.4x
2009E EBITDA	5.0x - 7.4x	6.9x
Salt
LTM EBITDA	12.9x	8.1 x
2008E EBITDA	10.1x	7.4x
2009E EBITDA	8.0x	6.9x

Goldman Sachs also calculated the selected companies’ estimated calendar years 2008 and 2009 price/earnings multiples to the corresponding multiples for Rohm and Haas. The following table presents the results of this analysis:

Selected
Price/Earnings Multiple	Companies	Rohm and Haas

Large Cap Chemicals
2008E	10.0x - 18.5x	12.6x
2009E	9.2x - 16.3x	10.7x
Specialty Chemicals
2008E	9.9x - 15.4x	12.6x
2009E	8.7x - 13.5x	10.7x
Coatings
2008E	11.3x - 12.7x	12.6x
2009E	10.2x - 11.4x	10.7x
Electronics
2008E	7.9x - 35.7x	12.6x
2009E	7.7x - 16.4x	10.7x
Salt
2008E	17.4x	12.6x
2009E	11.4x	10.7x

Analysis at Various Prices.  Goldman Sachs performed certain analyses, based on historical financial information and projections provided by Rohm and Haas management. Assuming a share price of $78.00 per share of Rohm and Haas common stock, Goldman Sachs calculated for Rohm and Haas the implied total equity consideration (on a diluted basis) and implied enterprise value, the implied enterprise value as a multiple of EBITDA and the price as a multiple of earnings. The following table presents the results of Goldman Sachs’s analysis (dollar amounts in millions, except for purchase price per share):

Purchase Price per Share		$78.00
Premium to Market Price (as of 08 July 2008)		70%
Equity Consideration (diluted)		$15,353
Implied Enterprise Value		$18,653
Implied Enterprise value/EBITDA Multiple	FY 2007	12.5x
	FY 2008E	11.5x
	FY 2009E	9.9x
	FY 2010E	8.7x
Price/Earnings Multiple	FY 2007	25.0x
	FY 2008E	22.3x
	FY 2009E	17.5x
	FY 2010E	14.2x

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis on Rohm and Haas using Rohm and Haas management projections. Goldman Sachs calculated indications of net present value of free cash flows for Rohm and Haas for the second half of 2008 and full years 2009 and 2010 using discount rates ranging from 7.5% to 9.5%. Goldman Sachs calculated implied prices per share of Rohm and Haas common stock using illustrative terminal values in the year 2010 based on (a) EBITDA multiples ranging from 7.0x to 9.0x and (b) free cash flow perpetuity growth rates from 1.0% to 3.0%. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 7.5% to 9.5%. The following table presents the results of this analysis:

Illustrative per Share
Terminal Value Calculation (2010)	Value Indications

7.0x to 9.0x EBITDA multiples	$55.41 - $76.41
1.0% to 3.0% perpetuity free cash flow growth rate	$46.68 - $97.58

Selected Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions in the chemicals industry since 2003:

Year	Acquirer	Target

2007	Henkel	National Starch
2007	PPG Industries	SigmaKalon Group
2007	Basell	Lyondell
2007	Hexion Specialty Chemicals	Huntsman
2007	Akzo Nobel	ICI
2007	SABIC	GE Plastics
2006	BASF	Engelhard
2006	Linde	BOC
2006	BASF	Degussa Construction Chemicals
2005	Crompton	Great Lakes Chemical
2005	TPG	British Vita
2004	Cytec	UCB (surface specialties)
2004	Rockwood Specialties	Dynamit Nobel (excluding plastics business)
2004	Lubrizol	Noveon International
2004	L’Air Liquide	Messer Griesheim (US, UK, German operations)
2003	Blackstone	Celanese

For each of the selected transactions, Goldman Sachs calculated and compared levered consideration as a multiple of latest twelve months EBITDA of the target. While none of the companies that participated in the selected transactions are directly comparable to Rohm and Haas, the companies that participated in the selected transactions are companies that, for the purposes of analysis, may be considered similar to certain of Rohm and Haas’s operations, market size and product profile. The range of levered consideration as a multiple of the latest twelve months EBITDA for these transactions is 6.6x to 17.3x.

Present Value of Future Share Price Analysis.  Goldman Sachs performed an illustrative analysis of the implied present value of (a) the future price per share of Rohm and Haas common stock and (b) the estimated future dividends to be paid by Rohm and Haas to holders of such shares. This analysis is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple, plus any dividends paid by the company to common equity holders. For this analysis, Goldman Sachs used the financial information for Rohm and Haas prepared by Rohm and Haas management for the fiscal years 2009 to 2010.

Goldman Sachs first calculated the implied values per share of Rohm and Haas common stock in one year and two years by applying price to forward earnings multiple estimates of 12.6x to 16.6x earnings per share of Rohm and Haas common stock for the fiscal years 2009 and 2010, respectively. The implied values per share of Rohm and Haas common stock in one year and two years were then discounted back using a discount rate of 10.3%. Goldman Sachs also calculated the implied present value of the future estimated dividends per share of Rohm and Haas common stock paid by the Company in one year and two years, and then discounted the dividends back using a discount rate of 10.3%. The implied present value of each share of Rohm and Haas common stock in one year was calculated as the sum of the present value of the implied value per share of Rohm and Haas common stock in one year and the present value of the estimated dividends paid per share of Rohm and Haas common stock in one year. The implied present value of each share of Rohm and Haas common stock in two years was calculated as the sum of the present value of the implied value per share of Rohm and Haas common stock in two years and the present combined value of the estimated dividends paid per share of Rohm and Haas common stock in one year and in two years. This analysis resulted in a range of implied present values of $50.54 to $78.59 per share of Rohm and Haas common stock.

Premium Comparison of Selected Transactions.  Goldman Sachs analyzed certain publicly available information relating to selected transactions involving companies in the chemicals industry. Using this information, Goldman Sachs calculated the premium, defined as the difference between the price offered to the holders of the shares in the transaction compared to the market price for the shares of the acquired company prior to the disclosure of a potential transaction or otherwise assuming the undisturbed share price as of an earlier date. Goldman Sachs compared the premia paid in these transactions to the premia analysis set out above.

The following table sets for the analysis described above for selected transactions in the chemicals industry:

Target	Acquirer	Date Announced	Premium Paid

ICI	Akzo Nobel	June 2007	54%
Huntsman	Hexion	July 2007	48%
Lyondell	Basell	July 2007	45%
BOC	Linde	March 2006	39%
Engelhard	BASF	January 2006	29%
Celanese	Blackstone	December 2003	13%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’s opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Rohm and Haas or the contemplated transaction.

Goldman Sachs prepared these analyses for the purpose of undertaking a study to enable Goldman Sachs to render its opinion to the Rohm and Haas board of directors as to the fairness from a financial point of view of, as of the date of the opinion, the $78.00 in cash to be received as consideration for each share of Rohm and Haas common stock to the holders of such shares. These analyses do not purport to be appraisals and they do not necessarily reflect the prices at which businesses or securities may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Rohm and Haas, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

The $78.00 per outstanding share of Rohm and Haas common stock was determined through arm’s-length negotiations between Rohm and Haas and Dow and was approved by the Rohm and Haas board of directors. Goldman Sachs provided advice to Rohm and Haas during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Rohm and Haas or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’s opinion to the Rohm and Haas board of directors was one of many factors taken into consideration by the Rohm and Haas board of directors in making its determination to approve the merger agreement (see “— Reasons for the Merger; Recommendation of the Rohm and Haas Board of Directors”). The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Rohm and Haas, Dow and any of their respective affiliates or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Rohm and Haas in connection with, and participated in certain of the negotiations leading to, the transaction. In addition, Goldman Sachs has provided certain investment banking and other financial services to Rohm and Haas and its affiliates from time to time, including having acted as a participant in Rohm and Haas’s revolving credit facility (aggregate principal amount of $20,000,000) in December 2005; as a participant in Rohm and Haas’ revolving credit facility (aggregate principal amount of $45,000,000) in December 2006; as counterparty with respect to a $1,000,000,000 accelerated share buyback by Rohm and Haas in September 2007; as a co-manager with respect to a 5-year and 10-year Investment Grade bond (aggregate principal amounts of $250,000,000 and $850,000,000) in September 2007; as a participant in Rohm and Haas’ revolving credit facility (aggregate principal amount of $45,000,000) in December 2007; and as structuring agent for a cash tender for a Senior Operating Company Note (aggregate principal amount of $145,000,000) in April 2008. Goldman Sachs also has provided certain investment banking and other financial services to Dow and its affiliates from time to time, including having acted as a participant on a 364-day revolving credit facility extended to Dow (aggregate principal amount of $1,250,000,000) in April 2005; as a participant on a 5-year revolving credit facility extended to Dow (aggregate principal amount of $3,000,000,000) in April 2006; as a counterparty with respect to interest rate derivatives transactions entered into by Dow in January 2007; as sole bookrunner with respect to a 25-year fixed-rate debt issue by Dow (aggregate principal amount of $52,650,000) in May 2007; as sole bookrunner with respect to a 25-year fixed-rate debt issue by Dow (aggregate principal amount of $35,000,000) in May 2007; as sole bookrunner with respect to a 30-year fixed-rate debt issue by Dow (aggregate principal amount of $75,000,000) in May 2008; and as sole bookrunner with respect to a 25-year fixed-rate debt issue by Dow (aggregate principal amount of $165,000,000) in May 2008. Goldman Sachs may provide investment banking and other financial services to Rohm and Haas, Dow and their respective affiliates in the future, including the extension of additional credit to Rohm and Haas in connection with the transaction. In connection with the above-described services, Goldman Sachs has received, and may receive in the future, compensation.

The board of directors of Rohm and Haas engaged Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to the terms of the engagement letter between Rohm and Haas and Goldman Sachs, Rohm and Haas has agreed to pay Goldman Sachs a transaction fee equal to 25 basis points of the aggregate consideration paid in the transaction as specified in the letter, the principal portion of which is contingent upon the completion of the merger. In addition, Rohm and Haas has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Rohm and Haas’s Directors and Executive Officers in the Merger

In considering the recommendation of the Rohm and Haas board of directors that you vote to approve and adopt the merger agreement, you should be aware that some of Rohm and Haas’s executive officers and directors have interests in the merger that are different from, or in addition to, those of Rohm and Haas’s stockholders generally. The members of Rohm and Haas’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders that the merger agreement be approved and adopted. For purposes of all of the Rohm and Haas agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Compensation Awards.

The merger agreement provides that, upon completion of the merger, each then outstanding Rohm and Haas stock option will vest and be converted into the right to receive an amount in cash equal to the product of (1) the total number of Rohm and Haas shares subject to the option times (2) the excess, if any, of the per share merger consideration over the exercise price per share for such option. In addition, the merger agreement provides that, upon completion of the merger, each then outstanding Rohm and Haas restricted share will vest, and the holder of restricted shares will be entitled to receive the per share merger consideration with respect to each such restricted share and that each then outstanding Rohm and Haas restricted share unit will vest in full, and the holder of restricted share units will be entitled to receive the per share merger consideration with respect to each such restricted share unit. The merger agreement further provides that, upon completion of the merger, each then outstanding performance share award will vest on a pro-rata basis, reflecting the portion of the applicable performance period that has elapsed through the completion of the merger, assuming performance at the greater of target or actual levels, and the holder of such vested performance share awards will be entitled to receive the per share merger consideration with respect to each share subject to such performance award.

Based on Rohm and Haas equity compensation holdings as of July [  ], 2008, and assuming a closing date of [          ], upon completion of the merger, (1) the number of unvested Rohm and Haas stock options held by each of Messrs. Gupta, Croisetiere, Barton, Brondeau, and Lonergan, the nine other Rohm and Haas executive officers (as a group), and the [eleven] non-employee directors (as a group) that would vest are [          ], [          ], [          ], [          ], [          ], [          ], and [          ], respectively; (2) the number of unvested shares of restricted Rohm and Haas common stock held by each of Messrs. Gupta, Croisetiere, Barton, Brondeau, and Lonergan, the nine other Rohm and Haas executive officers (as a group), and the eleven non-employee directors (as a group) that would vest are [          ], [          ], [          ], [          ], [          ], [          ], and [          ], respectively; (3) the number of Rohm and Haas restricted share units held by each of Messrs. Gupta, Croisetiere, Barton, Brondeau, and Lonergan, the nine other Rohm and Haas executive officers (as a group), and the eleven non-employee directors (as a group) that would vest are [          ], [          ], [          ], [          ], [          ], [          ], and [          ], respectively; and (4) assuming payout at target levels, the number of Rohm and Haas performance share awards held by each of Messrs. Gupta, Croisetiere, Barton, Brondeau, and Lonergan, the nine other Rohm and Haas executive officers (as a group), and the eleven non-employee directors (as a group) that would vest are [          ], [          ], [          ], [          ], [          ], [          ], and [          ], respectively.

Short-Term Incentive Compensation.

Rohm and Haas maintains the 2004 Rohm and Haas Company Annual Incentive Plan, in which all of its executive officers participate. The merger agreement provides that short-term incentive bonuses will be paid out at target levels on a pro-rata basis based on the number of days completed in the applicable performance cycle. Assuming that the merger is completed on [     ], based on target award levels under the 2004 Rohm and Haas Company Annual Incentive Plan, the pro-rata target short term incentives that will be payable to each of Messrs. Gupta, Croisetiere, Barton, Brondeau, and Lonergan and the nine other Rohm and Haas executive officers (as a group), are [$     ], [$     ], [$     ], [$     ], [$     ] and [$     ], respectively.

Continuity Agreements and Employee Transition Program.

Rohm and Haas has previously entered into continuity agreements with each of Messrs. Gupta, Croisetiere, Barton, Brondeau, and Lonergan, and Ms. Wilms. However, as previously disclosed, on March 19, 2008, Dr. Barton announced his intention to retire from Rohm and Haas before the end of 2008 and, accordingly, will not be entitled to any payments or benefits under his continuity agreement in connection with the merger. Rohm and Haas is not party to a continuity agreement with any other executive officer who is covered by Rohm and Haas’s Employee Transition Program (as discussed below).

Continuity Agreements with Messrs. Gupta, Croisetiere, Barton, Brondeau, and Lonergan, and Ms. Wilms. Rohm and Haas has entered into substantially similar continuity agreements with each of Messrs. Gupta, Croisetiere, Barton, Brondeau, and Lonergan, and Ms. Wilms. The agreements provide for payment of certain severance benefits in the event of a termination of employment without “cause” (as defined in each agreement) or by the executive for “good reason” (as defined in each agreement), in either case within three years following a change in control or in certain cases in anticipation of a change in control (for Mr. Gupta) or two years following a change in control or in certain cases in anticipation of a change in control (for the other executives who are parties to these agreements) (and, with respect to Mr. Gupta, for any reason by him during the 30-day period following the one-year anniversary of the change in control) (each of which we refer to in this proxy statement as a Qualifying Termination).

In the event of a Qualifying Termination, each executive is entitled to receive (1) a pro-rata annual target bonus for the year of termination; (2) a pro-rata long-term performance bonus for any outstanding performance period, payable at target; (3) a lump sum cash severance payment equal to three times (for Mr. Gupta) and two times (for the other executives who are parties to these agreements) the sum of (a) the executive’s highest annual base salary during the 90-day period prior to the change in control (or, if higher, the executive’s annual base salary immediately prior to his or her giving notice of termination), and (b) the average of the bonuses paid or payable to (or deferred by) the executive with respect to the two fiscal years immediately preceding the year of termination; (4) an additional three years (for Mr. Gupta) or two years (for the other executives who are parties to these agreements) of age and service credit and contributions under all of Rohm and Haas’s defined benefit and defined contribution retirement plans; (5) continued medical, dental, vision and life insurance coverage for up to three years (for Mr. Gupta) or two years (for the other executives who are parties to these agreements); (6) full and immediate vesting of all outstanding Rohm and Haas equity-based awards; and (7) at the executive’s request, up to $40,000 worth of outplacement services. Assuming that the merger is completed on [ ] and the executive experiences a Qualifying Termination immediately thereafter, the amount of cash severance and pension benefit that will be payable to each of Messrs. Gupta, Croisetiere, Brondeau, and Lonergan, and Ms. Wilms (assuming a value of $0 for pro-rata short-term and long-term incentives, as those will be paid out as provided for in the merger agreement as discussed above), respectively, is approximately [$     ], [$     ], [$     ], [$     ], and [$     ]. As described above, Dr. Barton will not be entitled to any payments or benefits under his continuity agreement in connection with the merger.

In the event that an executive becomes subject to the excise tax under Section 4999 of the Internal Revenue Code, the agreements provide for an additional payment such that the executive will be placed in the same after-tax position as if no such excise tax had been imposed.

Each executive is entitled to reimbursement of all reasonable fees and expenses (including any and all court costs and attorneys’ fees and expenses) incurred as a result of any claim, action or proceeding with respect to or arising out of the agreement. In addition, each executive is subject to an ongoing confidentiality obligation.

Employee Transition Program.  Each of the other U.S. executive officers is eligible for severance benefits under the Rohm and Haas Employee Transition Program. Assuming that the merger is consummated on [          ] and the executive officers are thereafter terminated under circumstances entitling them to severance under the Employee Transition Program, the amount of cash severance that would be payable to the executive officers eligible for severance under the Employee Transition Program, as a group, is approximately $[     ].

Nonqualified Deferred Compensation Plans.

Rohm and Haas maintains a number of nonqualified deferred compensation plans in which most of its executive officers are eligible to participate, including the Rohm and Haas 2005 Non-Qualified Savings Plan. Pursuant to the terms of the 2005 Non-Qualified Savings Plan, participant accounts may be distributed upon consummation of the merger. In addition, upon consummation of the merger, the grantor trust that funds Rohm and Haas’s non-qualified deferred compensation plans is required to be funded at a level equal to 105% of the amounts necessary to pay participants (or their beneficiaries) under the plans.

Retention Program.

In connection with entering into the merger agreement, Rohm and Haas has established a retention pool pursuant to which participants will be eligible to receive a cash retention award. Retention awards will generally be paid on the date specified in the participant’s retention award agreement, subject to the participant’s continued employment through such date or if, prior to such date, the participant’s employment is terminated by Rohm and Haas without cause, by the participant for good reason, or by reason of the participant’s death or disability. The cash retention award that would be payable to each of Messrs. Gupta, Croisetiere, Brondeau, and Lonergan and the eight other Rohm and Haas executive officers (as a group) who are eligible to receive retention awards, subject to each executive officer’s compliance with the terms of his or her retention award agreement, is [$     ], [$     ], [$     ], [$     ] and [$     ], respectively.

Arrangements with Dow Chemical.

The merger agreement provides that (1) Dow intends to appoint Dr. Brondeau as the Chief Executive Officer of its specialty chemicals business (which will be known as Rohm and Haas Company, a subsidiary of The Dow Chemical Company) following completion of the merger and (2) at closing, Dow will appoint two individuals that have been nominated by Rohm and Haas to the board of directors of Dow.

Insurance and Indemnification of Rohm and Haas Directors and Officers.

The merger agreement provides that, for six years after the effective time of the merger, the surviving corporation of the merger will maintain directors’ and officers’ liability insurance and fiduciary liability insurance for acts or omissions occurring prior to the completion of the merger covering those persons who were, as of the date of the merger agreement, covered by Rohm and Haas’s, from carriers with comparable credit ratings and on terms with respect to coverage and amounts no less advantageous to the insured than those in effect on the date of the merger agreement. Dow’s obligation to provide this insurance coverage is subject to a cap of 250% of the current annual premium paid by Rohm and Haas for its existing insurance coverage. If Dow cannot maintain the existing or equivalent insurance coverage without exceeding the 250% cap, Dow is required to maintain insurance policies that provide the maximum insurance coverage available at an annual premium equal to the 250% cap. In lieu of the forgoing insurance coverage, Rohm and Haas may purchase, before the closing of the merger, a six-year pre-paid “tail policy” providing substantially equivalent benefits as the policy of officers’ and directors’ liability insurance and fiduciary liability insurance in effect at the time the merger agreement was entered into.

The merger agreement further provides that, from and after the consummation of the merger, the surviving corporation agrees to maintain in effect (1) any indemnification agreements in effect between Rohm and Haas and any of its subsidiaries and any of their respective directors, officers or employees and (2) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws (or comparable documents) of Rohm and Haas or its subsidiaries as in effect as of the date of the merger agreement. The merger agreement also provides that for six years after the effective time of the merger, the surviving corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current or former director, officer or employee of Rohm and Haas or its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the completion of the merger in connection with such persons serving as an officer, director, employee or other fiduciary of Rohm and Haas or any of its subsidiaries or of any entity if such service was at the request or for the benefit of Rohm and Haas or any such subsidiary, including any actions or omissions or alleged actions or omissions in connection with the transactions contemplated by the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each as defined below) of Rohm and Haas common stock whose shares are exchanged for cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Rohm and Haas common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Rohm and Haas common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Rohm and Haas common stock, you should consult your tax advisor.

This discussion assumes that a U.S. holder holds the shares of Rohm and Haas common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). The following does not address all aspects of U.S. federal income tax that might be relevant to holders in light of their particular circumstances, or holders that may be subject to special rules (including, for example, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other flow-through entities and their partners or members, U.S. expatriates, U.S. holders whose functional currency is not the U.S. dollar, holders who hold Rohm and Haas common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Rohm and Haas common stock pursuant to the exercise of employee stock options or otherwise as compensation, or holders who exercise appraisal rights). This discussion does not address the tax consequences to any person who actually or constructively owns more than 5% of Rohm and Haas common stock. In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

Holders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for Rohm and Haas common stock pursuant to the merger.

U.S. Holders

The receipt of cash in exchange for shares of Rohm and Haas common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of Rohm and Haas common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Rohm and Haas common stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of Rohm and Haas common stock.

Payments of cash made to a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28 percent), unless such holder properly establishes an exemption or provides a correct taxpayer identification number, and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Any gain or loss recognized by a non-U.S. holder upon the receipt of cash in the merger generally will not be subject to United States federal income tax unless:

•	The gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	The non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	The non-U.S. holder owned (actually or constructively) more than 5% of Rohm and Haas common stock at any time during the five years preceding the merger, and Rohm and Haas is or has been a “United States real property holding corporation” for U.S. federal income tax purposes (a determination of which has not been made).

An individual non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to tax on such gain in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain.

Information reporting and, depending on the circumstances, backup withholding will apply to the cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non- U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Under the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division and the FTC by Rohm and Haas and Dow, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the Antitrust Division or the FTC issues a request for additional information and documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Antitrust Division or the FTC or further extended by court order or with the consent of Rohm and Haas and Dow. Rohm and Haas and Dow filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on July 30, 2008.

Rohm and Haas and Dow (and their respective subsidiaries) each conduct business in member states of the European Union, and they are required to make a notification to the European Commission. The European Commission must review the merger to determine whether or not it is compatible with the common market and, accordingly, whether or not to permit it to proceed. A merger or acquisition that does not significantly impede effective competition in the common market or in a substantial part of it shall be declared compatible with the common market and must be allowed to proceed. If, following a preliminary Phase I investigation of 25 working days (which may be extended in certain circumstances), the European Commission determines that it needs to examine the merger more closely because the merger raises serious doubts as to its compatibility with the common market, it must initiate a Phase II investigation. If it initiates a Phase II investigation, the European Commission must issue a final decision as to whether or not the merger is compatible with the common market no later than 90 working days after the initiation of the Phase II investigation (although this period may be extended in certain circumstances).

The parties also derive revenues in other jurisdictions where merger control filings or approvals may be required or advisable in connection with the consummation of the merger. We are currently in the process of reviewing where merger control filings or approvals may be required or desirable, and we have made or will make filings in such jurisdictions.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial businesses or assets of Rohm and Haas or Dow or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that Rohm and Haas and Dow will obtain the regulatory approvals necessary to consummate the merger or that the granting of these approvals will not involve the imposition of conditions to the consummation of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the end date or at all. Should the FTC, the Antitrust Division, the European Commission, state antitrust authorities or competition authorities in other foreign countries raise antitrust objections to the merger, the parties are required to take all actions and agree to divest or hold separate any businesses or assets necessary to resolve those objections and to close the merger before the end date. Dow’s divestiture obligation is limited, however, to those businesses and assets that in the aggregate do not represent more than $1.3 billion of revenue for the 2007 fiscal year. Moreover, except for one specified entity, Dow is not required to divest any businesses or assets of Rohm and Haas or its subsidiaries (as compared to businesses or assets of Dow or its subsidiaries).

Voting Agreement

The following description of the voting agreement describes the material terms of the voting agreement. This description of the voting agreement is qualified in its entirety by reference to the full text of the voting agreement, which was filed with the SEC on July 14, 2008 as an exhibit to the Rohm and Haas current report on Form 8-K, dated July 9, 2008. We encourage you to read the voting agreement in its entirety.

In connection with the merger agreement, the Haas trusts, which hold, in the aggregate, voting power representing approximately 32% of the outstanding shares of Rohm and Haas common stock have entered into a voting agreement with Rohm and Haas and Dow pursuant to which the Haas trusts have agreed, among other things, to vote in favor of the adoption of the merger agreement. In addition, each such stockholder has agreed to neither (i) subject to certain limited exceptions, transfer its shares of common stock of Rohm and Haas, (ii) solicit alternative transactions or enter into discussions concerning, or (iii) provide confidential information in connection with, any alternative transaction. The voting agreement will terminate upon the earlier of the receipt of the approval of Rohm and Haas stockholders of the merger and the termination of the merger agreement.

Amendment to Rohm and Haas’s Rights Agreement

On October 26, 2000, Rohm and Haas entered into a rights agreement with Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent, which generally imposes a significant penalty upon any person or group that acquires beneficial ownership of 15% (or 35% in the case of the Haas trusts) or more of the outstanding shares of Rohm and Haas common stock without the approval of the Rohm and Haas board of directors.

In contemplation of the execution of the merger agreement and the voting agreement, on July 9, 2008, Rohm and Haas entered into an amendment to the rights agreement for the purpose of rendering it inapplicable to the merger agreement, the voting agreement, the merger and the other transactions contemplated by the merger agreement and the voting agreement. In particular, the amendment to the rights agreement provides that (1) no person will be deemed to be an Acquiring Person (as defined in the rights agreement) and no distribution of rights will occur solely by virtue of the approval, execution, delivery, adoption or performance of the merger agreement or the voting agreement or the consummation of the merger or any other transactions contemplated the merger agreement and (2) if they have not previously expired, the rights will expire immediately prior to the effective time of the merger.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL at the effective time of the merger, Ramses Acquisition Corp. will be merged with and into Rohm and Haas and, as a result of the merger, the separate corporate existence of Ramses Acquisition Corp. will cease and Rohm and Haas will continue as the surviving corporation (which we refer to in this proxy statement as the surviving corporation) and become a wholly owned subsidiary of Dow. Rohm and Haas will continue to be governed by the DGCL and all of its rights, privileges, immunities, powers and franchises will continue unaffected by the merger.

The closing of the merger will occur on a date specified by the parties no later than the second business day after all of the conditions set forth in the merger agreement and described under “— Conditions to the Merger” are satisfied or waived, or at such other time as agreed to by the parties. The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties.

The Merger Consideration and the Conversion of Rohm and Haas Capital Stock

At the effective time of the merger, by virtue of the merger, each share of Rohm and Haas common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $78.00 in cash, without interest, other than the following shares, which will be cancelled and no payment made with respect thereto:

•	shares of Rohm and Haas common stock owned directly or indirectly by Dow or Ramses Acquisition Corp. or held by Rohm and Haas as treasury stock (in each case, other than any such shares held on behalf of third parties) immediately prior to the effective time of the merger; and

•	shares of Rohm and Haas common stock which have properly exercised their appraisal rights in accordance with Delaware law (see “Appraisal Rights” section below).

In the event that the merger does not close by January 10, 2009, the per share merger consideration will increase by an amount equal to the excess, if any, of (1) $78.00 multiplied by the product of (a) 8% and (b) the quotient obtained by dividing the number of days elapsed from January 10, 2009 to the earlier of the date of the closing of the merger and July 10, 2009 by 365, over (2) any dividends or distributions (valued at the date of the closing of the merger using 8% simple interest per annum from the applicable date of payment) declared on a share of Rohm and Haas common stock with a record date between January 10, 2009 and the earlier of July 10, 2009 or the closing of the merger and later paid.

The price to be paid for each share of Rohm and Haas common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of Rohm and Haas, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend with respect to the shares of Rohm and Haas common stock that occurs prior to the effective time of the merger.

Each share of common stock of Ramses Acquisition Corp. outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Dow will deposit with the paying agent for the merger the aggregate consideration to be paid to holders of shares of Rohm and Haas common stock and the holders of stock options and other stock based awards that have been granted to employees, officers and directors of Rohm and Haas in the merger.

Each holder of shares of Rohm and Haas common stock that are converted into the right to receive the merger consideration will be entitled to receive the per share merger consideration upon (i) surrender to the paying agent of a certificate, together with a duly completed and validly executed letter of transmittal, in the case of certificated shares of Rohm and Haas common stock, or (ii) receipt by the paying agent of an “agent’s message” , in the case of a book-entry transfer of uncertificated shares of Rohm and Haas common stock, together with such other documents as may customarily be required by the paying agent. Until so surrendered, each such certificate or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive the per share merger consideration upon such surrender. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificate or uncertificated share

Treatment of Options, Restricted Stock and Other Equity Awards

Stock Options.  Upon the completion of the merger, each outstanding option to acquire Rohm and Haas common stock, whether or not vested, that remains outstanding as of the closing of the merger will become vested and be converted into the right to receive a cash payment equal to the number of shares of Rohm and Haas common stock underlying the option multiplied by the amount (if any) by which the per share merger consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes.

Restricted Stock Units.  Upon the completion of the merger, each restricted stock unit will be cancelled and converted into the right to receive a cash payment equal to the per share merger consideration, less any applicable withholding taxes.

Deferred Stock Units.  Upon the completion of the merger, all amounts held in participant accounts under the deferred compensation plans that are denominated in Rohm and Haas common stock will be converted into the right to receive a cash payment equal to the number of shares of Rohm and Haas common stock deemed held in such accounts multiplied by the per share merger consideration, less any applicable withholding taxes. This amount will be payable or distributable in accordance with the terms of Rohm and Haas’s deferred compensation plans.

Restricted Stock.  Upon the completion of the merger, each share of restricted stock will be cancelled and converted into the right to receive a cash payment equal to the per share merger consideration, less any applicable withholding taxes.

Short and Long-Term Incentive Awards.  Upon completion of the merger, short-term and long-term incentive awards will be paid out on a pro rata basis based on the number of days completed in the applicable performance cycle at target levels of achievement (or, in the case of long-term incentive awards, at the amount determined based on actual level of achievement, if greater than target level).

Post-Closing Commitments

The merger agreement provides that:

•	following the merger, the name of the specialty chemical business of Dow will be “Rohm and Haas Company”, and the specialty chemical business of Dow will be referred to as “Rohm and Haas Company, a subsidiary of The Dow Chemical Company”;

•	following the merger, the corporate headquarters of Rohm and Haas will be in Philadelphia;

•	following the merger, Dow intends to contribute to the post merger Rohm and Haas subsidiary of Dow certain assets, operations and businesses of Dow having similar business profiles to that of Rohm and Haas and having revenues of approximately $5 billion;

•	following the merger, Dow intends to offer the position of chief executive officer of the post-closing Rohm and Haas subsidiary of Dow to Dr. Brondeau, the current chief operating officer and president of Rohm and Haas; and

•	at closing, Dow will appoint two individuals that have been nominated by Rohm and Haas to the board of directors of Dow.

Stockholders’ Meeting

Pursuant to the terms of the merger agreement, Rohm and Haas has agreed to, as promptly as practicable after the date of the merger agreement, file a preliminary proxy statement relating to the special meeting of Rohm and Haas stockholders to be held for the purpose of considering the merger agreement and the transactions contemplated by the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by Rohm and Haas to Dow and Ramses Acquisition Corp. and representations and warranties made by Dow and Ramses Acquisition Corp. to Rohm and Haas. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties have been qualified by certain disclosures that Rohm and Haas made to Dow and Ramses Acquisition Corp. in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings Rohm and Haas publicly files with the SEC. This description of the representations and warranties is included to provide Rohm and Haas stockholders with information regarding the terms of the merger agreement.

In the merger agreement, Rohm and Haas has made customary representations and warranties to Dow and Ramses Acquisition Corp. with respect to, among other things:

•	the due organization, valid existence, good standing, power and authority of Rohm and Haas and its subsidiaries;

•	its capitalization, including in particular the number of shares of Rohm and Haas common stock issued and outstanding;

•	its authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, the enforceability of the merger agreement against Rohm and Haas and the inapplicability of state anti-takeover statutes;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with, creation of liens or defaults under Rohm and Haas’s or its subsidiaries’ governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	its SEC filings since December 31, 2005, including financial statements contained therein;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of specified undisclosed liabilities;

•	compliance with laws and permits, including environmental laws and regulations;

•	matters related to employee benefit plans;

•	conduct of business and absence of certain changes, except as contemplated by the merger agreement, including that there has been no fact, event, change, development or set of circumstances, that has had or would reasonably be expected to have, a material adverse effect on Rohm and Haas;

•	the absence of certain litigation or investigations;

•	the accuracy and compliance with applicable securities laws of the information supplied by Rohm and Haas in this proxy statement;

•	the inapplicability of Rohm and Haas stockholders rights plan to the merger agreement and the voting agreement and transactions contemplated by those agreements;

•	tax matters;

•	labor and employment matters;

•	intellectual property matters;

•	receipt by the Rohm and Haas board of directors of a fairness opinion from Goldman Sachs;

•	the required vote of Rohm and Haas stockholders;

•	matters with respect to Rohm and Haas’s material contracts;

•	title to properties and the absence of encumbrances;

•	the absence of undisclosed brokers’ fees and expenses;

•	the inapplicability of state takeover statutes to the merger;

•	insurance matters; and

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended.

Many of the representations and warranties in the merger agreement made by Rohm and Haas are qualified by a “materiality” or “material adverse effect with respect to Rohm and Haas” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Rohm and Haas).

Under the merger agreement a material adverse effect with respect to Rohm and Haas is generally defined as a state of facts, circumstances, events or changes that have had a material adverse effect on the business, operations or financial condition of Rohm and Haas and its subsidiaries, taken as a whole, but does not include:

•	facts, circumstances, events or changes (i) generally affecting the specialty chemical industry or the segments thereof in which Rohm and Haas and its subsidiaries operate (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, (iv) resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Rohm and Haas or any of its subsidiaries), (v) reflecting or resulting from changes or proposed changes in law (including rules and regulations) or interpretation thereof or generally accepted accounting principals, or (vi) resulting from actions of Rohm and Haas or any of its subsidiaries which Dow has expressly requested in writing or to which Dow has expressly consented in writing;

•	any decline in the stock price of Rohm and Haas common stock on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (although, the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a material adverse effect with respect to Rohm and Haas); or

•	any facts, circumstances, events or changes resulting from the announcement or the existence of, or compliance (other than the obligation of Rohm and Haas to comply with its obligations to operate in the ordinary course of business) with, the merger agreement and the transactions contemplated by the merger agreement.

In the merger agreement, Dow and Ramses Acquisition Corp. made customary representations and warranties to Rohm and Haas with respect to, among other things:

•	the due organization, valid existence, good standing, power and authority of Dow and Ramses Acquisition Corp.;

•	the authority of each of Dow and Ramses Acquisition Corp. to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Dow and Ramses Acquisition Corp.;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with, creation of liens or defaults under Dow’s or Ramses Acquisition Corp.’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	Dow’s SEC filings since December 31, 2005, including financial statements contained therein;

•	the absence of certain litigation or investigations;

•	the accuracy and compliance with applicable securities laws of the information supplied by Dow and Ramses Acquisition Corp. contained in this proxy statement;

•	the sufficiency of funds to satisfy its obligations under the merger agreement including payment of the aggregate consideration to be paid to holders of shares of Rohm and Haas common stock and the holders of stock options and other stock based awards that have been granted to employees, officers and directors of Rohm and Haas in the merger and the funding of any required financings or repayments of indebtedness;

•	the capitalization of Ramses Acquisition Corp.;

•	the absence of a requirement that Dow stockholders vote on the merger; and

•	the absence of undisclosed brokers’ fees and expenses;

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger.

Covenants Regarding Conduct of Business by Rohm and Haas Pending the Merger

Except as required by law, set forth in the merger agreement, disclosed prior to execution of the merger agreement or agreed to in writing by Dow, from July 10, 2008 until the earlier of the consummation of the merger or the termination of the merger agreement, Rohm and Haas will, and will cause each of its subsidiaries to:

•	conduct its businesses in the ordinary course of business; and

•	use its commercially reasonable efforts to preserve substantially intact its business organizations, keep available the services of those of their present officers, employees and workforce generally and preserve its present relationships with significant customers and suppliers.

In addition, except as required by law, disclosed prior to the execution of the merger agreement, set forth in the merger agreement or agreed to in writing by Dow (which may not be unreasonably withheld, delayed or conditioned), from July 10, 2008 until the earlier of the consummation of the merger or the termination of the merger agreement, with certain exceptions, Rohm and Haas will not, nor will it permit its subsidiaries to:

•	authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock except (1) dividends and distributions paid or made on a pro rata basis by subsidiaries in a manner consistent with past practice and (2) regular quarterly cash dividends on Rohm and Haas common stock of not more than $0.41 per share;

•	split, combine, recapitalize or reclassify, directly or indirectly, any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any transactions involving wholly owned subsidiaries;

•	except as required pursuant to existing written agreements or employee benefit plans (1) increase the compensation or other benefits payable or to become payable to its directors, officers or employees (other than (a) in the ordinary course of business and consistent in all material respects with past practice, or (b) pursuant to the normal annual salary, bonus and compensation review process, in each case in a manner consistent as to timing and percentage increase), (2) other than in the ordinary course of business consistent in all material respects with past practice, grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee of Rohm and Haas or any of its subsidiaries, (3) enter into any employment agreement with any executive officer of Rohm and Haas, or (4) except (a) pursuant to a collective bargaining agreement in the ordinary course of business or (b) as otherwise permitted pursuant to clauses (2) and (3) above, establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

•	materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by generally accepted accounting policies, SEC rule or policy or applicable law;

•	approve or authorize any action to be submitted to the stockholders of Rohm and Haas for approval that is intended or would reasonably be expected to, prevent, impede, interfere with, delay or postpone the transactions contemplated by the merger agreement;

•	make any acquisitions on engage in any mergers in the aggregate in excess of $20 million individually or $50 million in the case of all transactions collectively;

•	take certain actions or fail to take certain actions with respect to the intellectual property and certain material intellectual property agreements;

•	adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

•	issue, sell, pledge, dispose of or encumber any shares of its capital stock or other ownership interest in Rohm and Haas or any subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof), other than (1) issuances of Rohm and Haas common stock in respect of any exercise or vesting and/or settlement of stock options and other stock based awards that have been granted to employees, officers and directors of Rohm and Haas, (2) issuances of Rohm and Haas Common Stock pursuant to Rohm and Haas’s dividend reinvestment plan and (C) the grant of stock based awards to employees, officers and directors of Rohm and Haas as permitted under the merger agreement;

•	grant, confer or award any compensatory warrants, options, convertible security or other rights to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on July 10, 2008);

•	except for transactions among Rohm and Haas and its wholly owned subsidiaries or among Rohm and Haas’s wholly owned subsidiaries, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares except for acquisitions of Rohm and Haas Common Stock tendered by the holders of stock options and other stock based awards that have been granted to employees, officers and directors of Rohm and Haas in order to satisfy obligations to pay the exercise price and/or tax withholding obligations;

•	incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice and except for (1) any indebtedness for borrowed money among Rohm and Haas and its subsidiaries and joint ventures or among Rohm and Haas’s subsidiaries and joint ventures, (2) up to $750 million in aggregate principal amount of indebtedness for borrowed money under commercially reasonable credit facilities or in the commercial paper market incurred to replace, renew, extend, refinance or refund any existing short-term indebtedness for borrowed money, (3) guarantees by Rohm and Haas of indebtedness for borrowed money of subsidiaries of Rohm and Haas, which has been incurred in compliance with the merger agreement, and (4) indebtedness for borrowed money not to exceed $250 million in aggregate principal amount outstanding at any time incurred by Rohm and Haas or any of its subsidiaries other than in accordance with subclauses (1)-(3), inclusive;

•	sell, lease, license, exchange, swap, otherwise encumber or create a lien with respect to any assets of Rohm and Haas including the capital stock of its subsidiaries;

•	except in the ordinary course of business and except as otherwise permitted under the merger agreement, (1) amend or modify in any material respect adverse to Rohm and Haas certain material contracts or (2) consent to the termination of certain material contracts, in each case, if adverse to Rohm and Haas in any material respect other than in the ordinary course of business;

•	(1) settle any litigation or other claim relating to the merger or the merger agreement, (2) settle any other litigation or other claim, other than for monetary damages payable by Rohm and Haas or any subsidiary not in excess of $10 million individually or $50 million in the aggregate or (3) commence any material litigation or other claim other than in the ordinary course of business without reasonably consulting with Dow or other than any litigation or claim against Dow or Ramses Acquisition Corp. arising out of or relating to the merger or the merger agreement;

•	(1) exercise any rights of renewal pursuant to the terms of any of the leases or subleases related to any leased real property which by their terms would otherwise expire, except in the ordinary course of business and on reasonably available market terms or (2) sell, transfer, lease, sublease, license, mortgage, encumber or otherwise dispose of any real property (including leasehold interests), except for real property with a fair market value of less than $20 million;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•	authorize, or make any commitment with respect to, or make any capital expenditures in excess of $575 million, in the aggregate, for Rohm and Haas and the subsidiaries taken as a whole;

•	agree, in writing or otherwise, to take any of the foregoing actions; and

•	except in the ordinary course of business, make or change any tax election, settle or compromise any tax liability of Rohm and Haas or any of its subsidiaries, make any change in tax accounting methods, file any amended tax return, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund, in each case, if such action is reasonably likely to result in an increase to a tax liability, which increase is material to Rohm and Haas and its subsidiaries.

No Solicitation

Subject to the below exception, Rohm and Haas has agreed to immediately following its entering into the merger agreement, cease any existing discussions or negotiations with any party or parties with respect to any alternative proposal and except as set forth below is prohibited from releasing any third party from any standstill or confidentiality agreement to which Rohm and Haas is a party. In addition, subject to the below exception, Rohm and Haas has agreed to not and to cause its representatives (directors, officers, financial and legal advisors, etc.) to not:

•	directly or indirectly, solicit, initiate or knowingly encourage or take any action knowingly to facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes or may reasonably be expected to constitute an alternative proposal;

•	enter into, maintain, participate in or continue any discussions, negotiations or agreements regarding or furnish non-public information any proposal or offer that constitutes or may reasonably be expected to constitute an alternative proposal;

•	enter into any agreement, commitment or letter of intent providing for any alternative proposal; or

•	agree to, approve endorse or recommend any alternative proposal.

If, however, at any time before the stockholders of Rohm and Haas approve the merger, Rohm and Haas receives from a third party an alternative proposal that (1) constitutes a superior proposal, (2) which the Rohm and Haas board of directors determines in good faith, after consultation with Rohm and Haas’s outside legal counsel and financial advisors, could reasonably be expected to result in a superior proposal and (3) did not arise out of a breach of Rohm and Haas’s obligations under the section of the merger agreement prohibiting solicitations, Rohm and Haas is permitted to:

•	furnish non-public information to the third party under a confidentiality agreement, which, among other things contains a standstill provision substantially similar to the standstill provision in the confidentiality agreement between Dow and Rohm and Haas to the extent such provision remains in effect (accordingly if Rohm and Haas simultaneously and irrevocably releases Dow from the standstill contained in the confidentiality agreement between Rohm and Haas and Dow, the confidentiality agreement between Rohm and Haas and such third party does not need to contain any particular standstill provision);

•	engage in discussions or negotiations with the third party with respect to the alternative proposal; and

•	if the Rohm and Haas board of directors determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable law in order for the directors to comply with their fiduciary duties, release any third party from, or waive any provision of, a confidentiality or standstill provision to which it is a party.

Rohm and Haas is required to promptly (and in any event within 24 hours) notify Dow if it receives any proposal, inquiry, offer or request relating to or constituting an alternative proposal, any request for discussions or negotiations, or any request for information relating to Rohm and Haas in connection with an alternative proposal or a potential alternative proposal or for access to the properties or books and records of Rohm and Haas of which Rohm and Haas or its representatives becomes aware. Rohm and Haas is also required to provide Dow with the terms of any alternative proposal and copies of any alternative proposals and certain related documents. Rohm and Haas is also required to promptly (and in any event within 24 hours) keep Dow reasonably informed on a current basis of any change to the terms of any alternative proposal.

An “alternative proposal” means a bona fide, written proposal or any bona fide, written offer made by any person (other than a proposal or offer by Dow) relating to: (i) any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination transaction, or a “merger of equals”, in each case involving Rohm and Haas; (ii) the acquisition by any person or “group” of persons, directly or indirectly, of twenty percent (20%) or more of the consolidated assets of Rohm and Haas; (iii) the acquisition by any person or “group” of persons of twenty percent (20%) or more of any class of equity securities of Rohm and Haas; or (iv) any tender offer or exchange offer that, if consummated, would result in any person or group of “persons” beneficially owning twenty percent (20%) or more of any class of equity securities of Rohm and Haas.

A “superior proposal” means an alternative proposal that the Rohm and Haas board of directors determines in good faith, after consultation with Rohm and Haas’s financial advisors and outside legal counsel and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, is more favorable to Rohm and Haas and its stockholders than the Merger. For purposes of the definition of “superior proposal,” each reference to “20%” in the definition of “alternative proposal” is replaced with “50%.”

Rohm and Haas Board Recommendation

Subject to the provisions described below, the Rohm and Haas board of directors agreed to recommend that Rohm and Haas stockholders vote in favor of the adoption and approval of the merger agreement and approval of the merger in accordance with the applicable provisions of the DGCL . The Rohm and Haas board of directors also agreed to include the board recommendation in this proxy statement.

Notwithstanding these restrictions, in response to the receipt of an alternative proposal (that did not arise or result from a breach of the no solicitation provision) that has not been withdrawn, at any time prior to obtaining the approval of Rohm and Haas stockholders, the Rohm and Haas board of directors may change, withhold or withdraw its recommendation of the merger but only if the Rohm and Haas board of directors has concluded in good faith, after consultation with the Rohm and Haas’s financial advisors and outside legal counsel, that (1) such alternative proposal constitutes a superior proposal and (2) effecting a change in the company’s recommendation of the merger is required for the Rohm and Haas board of directors to comply with its fiduciary obligations to Rohm and Haas and its stockholders under applicable law.

The merger agreement does not prohibit the Rohm and Haas board of directors, in circumstances not involving or relating to a alternative proposal, from amending, modifying or withdrawing its recommendation of the merger to the extent that the Rohm and Haas board of directors determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable law in order for the directors to comply with their fiduciary duties to the Rohm and Haas stockholders.

The merger agreement also does not prohibit the Rohm and Haas board of directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Rohm and Haas board of directors, after consultation with its outside legal and financial advisors, the disclosure is required in order for the Rohm and Haas board of directors to comply with its fiduciary obligations, or is otherwise required, under applicable law.

Employee Benefits and Service Credit

For two years following the closing of the Merger, Dow has agreed to provide Rohm and Haas employees with benefits and compensation that are no less favorable in the aggregate than the benefits and compensation such employees were receiving prior to the closing of the merger.

For two years following the closing of the Merger, Dow has agreed to provide Rohm and Haas employees with severance benefits (1) for U.S. employees under the Rohm and Haas Employee Transition Program and (2) for non-U.S. employees under the applicable severance arrangement applicable to them immediately prior to the closing of the merger.

Dow has also agreed to (1) provide Rohm and Haas employees with pension benefits under Rohm and Haas’s pension plan for at least five years following the closing of the merger and (2) continue to maintain Rohm and Haas’s retiree welfare programs for Rohm and Haas employees without adverse amendment for three years following the closing of the Merger. Following this three -year period, Dow will provide Rohm and Haas employees with retiree welfare benefits that are no less favorable than provided to similarly situated employees of Dow and its subsidiaries.

Under the terms of the merger agreement, Rohm and Haas employees will generally receive credit for service with Rohm and Haas prior to the merger for purposes of employee benefit plans of Dow and its subsidiaries following the merger.

Other Covenants and Agreements

Dow and Rohm and Haas have made certain other covenants to and agreements with each other regarding various other matters including:

•	The indemnification of Rohm and Haas directors, officers and employee for certain acts occurring prior to the merger (See “The Merger — Interests of Rohm and Haas’s Directors and Executive Officers — Director and Officer Indemnification”);

•	Dow’s access to Rohm and Haas’s information and Dow’s agreement to keep the information provided to it confidential;

•	Rohm and Haas’s taking certain actions to render its stockholder rights agreement inapplicable to the merger agreement, the voting agreement and the transactions contemplated by the merger agreement and the voting agreement;

•	state takeover laws;

•	the surviving corporation’s responsibility for real property transferred taxes due with respect to the merger;

•	Dow not having the right to control Rohm and Haas’s operations prior to the closing of the merger;

•	Rohm and Haas and Dow notifying each other of certain communications from government entities and any actions, suits, investigations, claims or proceedings which purport to materially affect the consummation of the merger; and

•	Section 16 of the Securities Exchange Act of 1934, as amended.

Reasonable Best Efforts

Each party has agreed to use its reasonable best efforts to obtain all regulatory clearances and approvals required to consummate the merger. In particular, each party has agreed to:

•	make the required filing under the HSR Act within 15 business days of execution of the merger agreement;

•	make the necessary filing under the EC Merger Regulation as promptly as practicable;

•	determine what other regulatory clearances are necessary in other countries and make the appropriate filings; and

•	supply as promptly as practicable additional information and documents requested by regulators.

In addition, should the FTC, the Antitrust Division, the European Commission, state antitrust authorities or competition authorities in other foreign countries or third parties raise antitrust objections to the merger, the parties are required to take all actions and agree to divest, hold separate or take other specified actions with respect to any businesses, assets, products or product lines of Dow and its subsidiaries or Rohm and Haas and its subsidiaries necessary to resolve those objections and to close the merger before the end date. Dow’s divestiture obligation is limited, however, to businesses and assets that, in the aggregate, do not represent more than $1.3 billion of revenue for the 2007 fiscal year. For purposes of this revenue cap:

•	non-merchant revenues are excluded;

•	revenues from any non-overlapping businesses, assets, products or product lines divested are excluded; and

•	the calculation of revenue will be measured by reference to the lowest revenue of either Dow or Rohm and Haas for each overlapping asset or business required to be sold, regardless of which asset or business is actually divested.

Moreover, Dow is not required to divest any businesses or assets of Rohm and Haas or its subsidiaries (as compared to businesses, assets, products or product lines of Dow or its subsidiaries), other than in the case of one specified Rohm and Haas entity.

If any lawsuit or administrative proceeding is instituted challenging the merger agreement or seeking to enjoin the merger, both parties must contest and resist such action and seek to remove any decree, judgment, injunction or order that prohibits, prevents or restricts the closing of the merger.

Dow is entitled to direct the antitrust defense of the merger in any investigation, litigation or negotiations with any governmental entity or other person relating to the merger. Dow and Rohm and Haas have agreed to:

•	cooperate and consult with one another;

•	furnish necessary information as the other may reasonably request for any notifications and filings;

•	keep each other apprised of the status of regulatory matters, including providing copies of all communications to or from third parties and governmental entities;

•	permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given to a governmental entity; and

•	not participate in any substantive meeting or telephone call with a governmental entity without giving the other party the opportunity to attend and observe (and, in the case of Rohm and Haas, consult with Dow in advance of such meetings or telephone calls).

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	approval and adoption of the merger agreement and the merger by an affirmative majority of the outstanding shares of Rohm and Haas common stock;

•	absence of any injunction, restraint or prohibition by any court or other tribunal of competent jurisdiction which prohibits the consummation of the merger;

•	expiration or termination of any applicable waiting period under the HSR Act;

•	the European Commission’s issuance of a decision under the EC Merger Regulation declaring the merger compatible with the common market; and

•	the expiration, lapse or termination of all applicable waiting and other time periods and the receipt of all regulatory clearances under other applicable foreign, federal antitrust, competition or fair trade laws in any relevant jurisdiction, the failure of which to expire, lapse, terminate or be obtained would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Rohm and Haas.

Conditions to Rohm and Haas’s Obligations.  The obligation of Rohm and Haas to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	(1) Dow’s and Ramses Acquisition Corp.’s representations and warranties which are qualified by “material adverse effect” must be true and correct in all respects as so qualified on the date of the merger agreement and on the date of the closing of the merger (except representations and warranties that are made as of a particular date or period must be true and correct as so qualified only as of the specified date or period) and (2) Dow’s and Ramses Acquisition Corp.’s representations and warranties which are not qualified by “material adverse effect” must be true and correct in all respects on the date of the merger agreement and on the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or period, as of the specified date or period), except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Dow or Ramses Acquisition Corp. to consummate the merger and the other transactions contemplated by the merger agreement (which we refer to in this proxy statement as a material adverse effect with respect to Dow); except that the representations and warranties of Dow and Ramses Acquisition Corp. relating to Dow having sufficient available funds to complete the merger and brokers and finders fees must be true and correct in all respects as of the date of the merger agreement and as of the date on which the merger closes;

•	Dow’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by it under the merger agreement;

•	the receipt by Rohm and Haas of an officer’s certificate by Dow certifying to the effect that the foregoing two conditions have been satisfied.

Conditions to Dow’s and Ramses Acquisition Corp.’s Obligations.  The obligation of Dow and Ramses Acquisition Corp. to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	(1) Rohm and Haas’s representations and warranties which are qualified by their terms by “material adverse effect” must be true and correct in all respects as so qualified on the date of the merger agreement and on the date of the closing of the merger and (2) Rohm and Haas’s representations and warranties that are not qualified by “material adverse effect” must be true and correct in all respects on the date of the merger agreement and on the date of the closing of the merger, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a material adverse effect on Rohm and Haas (except in each case that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period); except that representations and warranties of Rohm and Haas relating to Rohm and Haas’s common stock (other than de minimis exceptions), no material adverse effect having occurred with respect to Rohm and Haas since December 31, 2007 and the Rohm and Haas stockholders rights plan must be true and correct in all respects as of the date of the merger agreement and as of the date on which the merger closes, in each case, other than such representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct (other than de minimis exceptions) to the extent applicable as of such other date;

•	Rohm and Haas’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by it under the merger agreement; and

•	the receipt by Dow of an officer’s certificate by Rohm and Haas certifying to the effect that the foregoing two conditions have been satisfied.

The above conditions may be amended or waived prior to the effective time of the merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, subsequent to the adoption of the merger agreement by Rohm and Haas stockholders, no amendment to the merger agreement will be made that requires the approval of Rohm and Haas’s stockholders under applicable law unless the required further approval is obtained.

Termination of the Merger Agreement

Rohm and Haas and Dow may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either Dow or Rohm and Haas may terminate the merger agreement at any time before the consummation of the merger if:

•	the merger has not been completed on or before October 10, 2009 (which we refer to in this proxy statement as the end date) and the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been a principal cause of or resulted in the failure to consummate the merger on or before the end date;

•	a final and non-appealable injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been entered and the party seeking to terminate the merger agreement has complied with its obligations to obtain the required governmental and other approvals; or

•	the special meeting to be held for the purposed of approving the merger shall have concluded without the approval of the merger by Rohm and Haas stockholders;

Rohm and Haas may also terminate the merger agreement if:

•	subject to compliance with advance notice provisions, Dow has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would cause a condition of Rohm and Haas’s obligation to close not to be satisfied and (2) cannot be cured by the end date; or

•	at any time prior to the approval of Rohm and Haas stockholders being obtained, in order to enter into any agreement, understanding or arrangement providing for a superior transaction, if Rohm and Haas has provided Dow with the opportunity to match the proposal providing for the superior transaction and concurrently pays the termination fee described below.

Dow may also terminate the merger agreement if:

•	subject to compliance with advance notice provisions, Rohm and Haas has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would cause a condition of Dow’s or Ramses Acquisition Corp.’s obligation to close not to be satisfied and (2) cannot be cured by the end date; or

•	the Rohm and Haas board of directors changes its recommendation of the transaction.

Termination Fees

Rohm and Haas has agreed to pay Dow a termination fee of $600 million if:

•	Rohm and Haas terminates the merger agreement in order to enter into an agreement, understanding or arrangement providing for a superior transaction (which Rohm and Haas is permitted to do if it has provided Dow with the opportunity to match the proposal providing for the superior transaction and, simultaneously with the termination, pays the termination fee);

•	(1) after the date of the merger agreement, a proposal providing for an alternative transaction has been publicly announced and not withdrawn prior to the meeting of Rohm and Haas stockholders to be held for the purpose of approving the merger, (2) Rohm and Haas or Dow terminates the merger agreement on the grounds that the approval of Rohm and Haas stockholders was not obtained at the Rohm and Haas stockholder meeting held for that purpose and (3) concurrently or within twelve months after such termination, a definitive agreement providing for another merger is entered into or consummated by Rohm and Haas or Rohm and Haas; or

•	Dow terminates the merger agreement on the grounds that the Rohm and Haas board of directors has changed its recommendation of the transaction, and at the time of the change in recommendation, a proposal providing for an alternative transaction was pending.

In the event that Rohm and Haas pays the termination fee to Dow, Rohm and Haas will have no further liability to Dow.

Dow has agreed to pay Rohm and Haas a reverse termination fee of $750 million if (1) Rohm and Haas or Dow terminates the merger agreement because the merger has not been completed by the end date or a final and non-appealable injunction relating to a regulatory law and permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been entered and (2) at the time of the termination, all of Dow and Ramses Acquisition Corp.’s conditions to completing the merger have been satisfied or waived in writing (or if the closing would have taken place on the date of the termination, the conditions would have been satisfied) other than the conditions relating to regulatory approvals and injunctions (if the injunctions relate to a regulatory law). The payment of the reverse termination fee does not relieve Dow or Ramses Acquisition Corp, for any failure to comply with their obligations to obtain the required regulatory approvals.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Rohm and Haas common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a Rohm and Haas stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Rohm and Haas common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to Rohm and Haas stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•	You must continue to hold your shares of Rohm and Haas common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Rohm and Haas common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of Rohm and Haas common stock.

All demands for appraisal should be addressed to Rohm and Haas Company, 100 Independence Mall West, Philadelphia, Pennsylvania 19106, Attn.: Corporate Secretary, Telephone (215) [ • ], and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of Rohm and Haas common stock of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of Rohm and Haas common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares of Rohm and Haas common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Rohm and Haas common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Rohm and Haas common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Rohm and Haas common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Rohm and Haas common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Rohm and Haas common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon Rohm and Haas, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of Rohm and Haas to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Rohm and Haas will file such a petition or that Rohm and Haas will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Rohm and Haas common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Rohm and Haas common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of Rohm and Haas common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

CURRENT MARKET PRICE OF ROHM AND HAAS COMMON STOCK

Our common stock is traded on the NYSE under the symbol “ROH.” On July 24, 2008, there were 8,197 registered stockholders of our common stock. Below is a summary of the NYSE high and low prices of shares of Rohm and Haas common stock as well as the cash dividend paid per share for the periods specified below. The closing sale price of Rohm and Haas common stock on the NYSE on July 9, 2008, the last trading day prior to the announcement of the merger, was $44.83. On [ • ], the closing price for Rohm and Haas common stock on the NYSE was $ [ • ] per share. You are encouraged to obtain current market quotations for Rohm and Haas common stock in connection with voting your shares.

			Cash
Period	High	Low	Dividend

2005
1st Quarter	$50.00	$41.29	$0.25
2nd Quarter	49.23	42.42	0.29
3rd Quarter	47.75	39.47	0.29
4th Quarter	49.70	39.78	0.29
2006
1st Quarter	$52.41	$46.86	$0.29
2nd Quarter	53.00	45.00	0.33
3rd Quarter	50.66	41.92	0.33
4th Quarter	53.99	46.20	0.33
2007
1st Quarter	$57.54	$49.68	$0.33
2nd Quarter	55.59	49.81	0.37
3rd Quarter	62.68	52.15	0.37
4th Quarter	57.85	47.05	0.37
2008
1st Quarter	56.07	45.97	0.37
2nd Quarter	61.22	46.37	0.41

Rohm and Haas has paid dividends on its common stock every year since 1927. Under the merger agreement, Rohm and Haas is prohibited from paying dividends other than ordinary quarterly cash dividends not to exceed $0.41 per share.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated prior to our 2009 annual meeting of stockholders, we will not have public stockholders, and there will be no public participation in any future meetings of stockholders. However, if the merger is not consummated prior to our 2009 annual meeting of stockholders the following deadlines apply to the submission of stockholder proposals to be considered at our 2009 annual meeting of stockholders.

Any stockholder proposal submitted to Rohm and Haas for inclusion in the proxy statement and proxy relating to the 2009 annual meeting of stockholders and any notice of a matter that a stockholder intends to bring before that meeting must be received by the Corporate Secretary of Rohm and Haas Company no later than the close of business on November 23, 2008. Under the Rohm and Haas Company Bylaws, no matter may be brought before, or acted upon at, any meeting of stockholders except as directed by the Board of Directors or upon motion of any stockholder who has provided the notice required by the Bylaws to the Corporate Secretary of Rohm and Haas of that intent (a) in the case of the annual meeting of stockholders, by the date as may be specified in the proxy statement for the prior year’s annual meeting of stockholders, or (b) in the case of a meeting other than the annual meeting of stockholders, not less than 60 days nor more than 90 days prior to the meeting date. The chairman of the meeting has the authority to determine whether any matter may be properly brought before, or acted upon, at the meeting.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial owners of more than 5% of the outstanding shares of Rohm and Haas Company common stock based on information disclosed to the Securities and Exchange Commission as of the dates indicated below.

		Shares		Percentage of
		Beneficially		Class
Stockholders	Class	Owned		Outstanding(1)

John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas and two income trusts of which they, together with Wachovia Bank N.A., are trustees (information as of July 10, 2008).(2)	common	30,116,597	(2)	15.09%
Four charitable income trusts of which John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas, together or individually, are trustees with others (information as of July 10, 2008).(3)	common	34,349,069	(3)	17.21%
Dodge & Cox, 555 California Street, San Francisco, CA 94104 (institutional investor whose ownership information as of December 31, 2007 was disclosed in a Form 13G/A filed with the SEC on or about February 13, 2008)	common	13,985,085		7.01%
Rohm and Haas Company Employee Stock Ownership Plan, 100 Independence Mall West, Philadelphia, PA 19106 (with Vanguard Fiduciary Trust Company as trustee, and which disclosed ownership information as of December 31, 2007 on a Form 13G/A filed with the SEC on or about February 7, 2008).	common	12,391,502	(4)	6.21%
Capital World Investors, 333 South Hope Street, Los Angeles, CA 90071 (institutional investor whose ownership information as of December 31, 2007 was disclosed on a Form 13G filed with the SEC on or about February 11, 2008)	common	12,809,800		6.42%

(1)	Based on 193,598,364 shares of Rohm and Haas common stock outstanding as of July 24, 2008.

(2)	John C. Haas, whose address is Rohm and Haas Company, 100 Independence Mall West, Philadelphia, PA 19106, is a retired officer and director of Rohm and Haas. John O. Haas, 100 N. 18th Street, Suite 1100, Philadelphia, PA 19103, William D. Haas, P.O. Box 125, Bear Creek, PA 18602 and Thomas W. Haas, 100 Independence Mall West, Philadelphia, PA 19106, are the sons of the late F. Otto Haas and the nephews of John C. Haas. Thomas W. Haas is a director of Rohm and Haas Company.

(3)	John C. Haas, John O. Haas and William D. Haas, and their spouses, beneficially own directly, or as custodian for minor children, 373,755, 255,915 and 96,227 shares, respectively. Thomas W. Haas directly beneficially owns 286,835.5559 shares. Together, with Wachovia Bank, John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas have voting and investment power over 29,102,784 shares in the two income trusts.

(3)	John C. Haas has sole voting power, and together with John O. Haas, William D. Haas, Thomas W. Haas and Wachovia Bank, has investment power over 27,401,765 shares in two charitable trusts. John C. Haas exercises voting and investment power with other trustees in a third charitable trust holding 3,473,652 shares, and John O. Haas, William D. Haas and Thomas W. Haas exercise voting and investment power with another trustee in a fourth charitable trust holding 287,915.8259 shares. They disclaim beneficial interest in these trusts.

(4)	4,740,762 of the shares have been allocated to employee accounts.

The following table lists the shares of Rohm and Haas common stock owned by the named executive officers, the directors and all current executive officers and directors as a group as of July 24, 2008.

	Numbers of	Numbers of	Number of	Total Beneficial
	Exercisable	Shares	Shares Owned	Stock
Name	Options	Owned Directly(1)	Indirectly(2)	Ownership(3)

W. J. Avery	N/A	37,099	0	37,099
A. E. Barton	203,585	79,641	4,469	287,695
P. R. Brondeau	167,120	89,087	1,802	258,009
J. M. Croisetiere	169,844	70,663	1,671	242,178
R. L. Gupta	1,301,742	275,951	16,196	1,593,889
D. W. Haas(4)	N/A	326,242	3,473,652	3,799,894
T. W. Haas(5)	N/A	287,916	59,978,201	60,266,117
R. L. Keyser	N/A	30,161	0	30,161
R. A. Lonergan	173,802	35,226	1,568	210,596
R. J. Mills	N/A	12,300	0	12,300
S. O. Moose	N/A	22,159	0	22,159
G. S. Omenn	N/A	49,207	0	49,207
G. L. Rogers	N/A	7,377	0	7,377
R. H. Schmitz	N/A	25,186	0	25,186
G. M. Whitesides	N/A	11,692	0	11,692
M.C. Whittington	N/A	42,533	0	42,533
All executive officers and directors as a group (25 persons)(6)	2,364,515	1,573,509	63,488,642	67,426,667	(6)

(1)	Shares owned directly by directors include deferred stock shares allocated under the 1997 Non-Employee Directors’ Stock Plan and the 2005 Non-Employee Directors’ Stock Plan, which was effective January 1, 2005 and approved by the stockholders on May 2, 2005. Shares owned directly by executive officers include stock units allocated under the Non-Qualified Savings Plan and the 2005 Rohm and Haas Company Non-Qualified Savings Plan, which was effective January 1, 2005 and approved by the stockholders on May 2, 2005.

(2)	Shares owned indirectly by executive officers include stock allocated under the Rohm and Haas Savings Plan and ESOP.

(3)	Other than Mr. D. W. Haas and Mr. T. W. Haas, none of the people listed in the table beneficially owns more than 1% of the outstanding common stock.

(4)	Mr. David W. Haas directly owns 326,241.8541 shares, and exercises voting and investment power with other trustees in a charitable trust holding 3,473,652 shares for 1.90% of the outstanding shares (based on 193,598,364 shares of Rohm and Haas common stock outstanding as of July 24, 2008). He disclaims beneficial ownership in the charitable trust.

(5)	Mr. Thomas W. Haas directly owns 287,915.8541 shares. He exercises voting and investment power with other trustees in two income trusts holding 29,102,784 shares, and he exercises voting and investment power with other trustees in a charitable trust holding 3,473,652 shares, and exercises investment power with other trustees in two charitable trusts holding 27,401,765 shares or 30.20% of the outstanding shares (based on 193,598,364 shares of Rohm and Haas common stock outstanding as of July 24, 2008). He disclaims beneficial interest in the charitable trusts. Mr. T. Haas has pledged 225,000 directly owned shares as collateral.

(6)	All current executive officers and directors as a group beneficially own 33.79% of the outstanding Rohm and Haas common stock (based on 193,598,364 shares of Rohm and Haas common stock outstanding as of July 24, 2008).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at www.rohmhaas.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (filed on February 21, 2008).

•	Quarterly Reports filed on Form 10-Q for the fiscal quarter ended March 31, 2008 (filed on April 25, 2008) and for the fiscal quarter ended June 30, 2007 (filed on July 25, 2008).

•	Current Reports filed on Form 8-K dated January 28, 2008 (filed on January 28, 2008); dated March 20, 2008 (filed on March 20, 2008); dated April 4, 2008 (filed on April 9, 2008); dated April 16, 2008 (filed on April 20, 2008); dated April 21, 2008 (filed on April 22, 2008); dated May 4, 2008 (filed on May 8, 2008); dated June 6, 2008 (filed on June 6, 2008); dated June 13, 2008 (filed on June 18, 2008); dated July 9, 2008 (filed on July 14, 2008); and dated July 24, 2008 (filed on July 24, 2008).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Rohm and Haas Company, 100 Independence Mall West, Philadelphia, PA 19106, Attn.: Investor Relations Department, telephone (215) 592-2714, on the Investor Relations page of our corporate website at www.rohmhaas.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ • ], 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
Execution Copy

AGREEMENT AND PLAN OF MERGER
among
THE DOW CHEMICAL COMPANY,
RAMSES ACQUISITION CORP.
and
ROHM AND HAAS COMPANY
Dated as of July 10, 2008

A-i

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2008 (the “Agreement”), among The Dow Chemical Company, a Delaware corporation (“Parent”), Ramses Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Rohm and Haas Company, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company, as set forth below (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent and Merger Sub have approved this Agreement and the consummation of the Merger and all of the covenants and agreements contained in this Agreement;

WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement and incur the obligations set forth herein, Parent and certain stockholders of the Company which beneficially or of record own an aggregate of approximately 32.4% of the outstanding Shares (as defined below) (the “Stockholders”) have entered into a stockholder support agreement (the “Support Agreement”) relating to the Merger and the other transactions contemplated by this Agreement; and

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  At the Effective Time (as defined in Section 1.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as defined in Section 3.7(a)) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied by action at the Closing, but subject to the satisfaction or written waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3  Effective Time.  On the Closing Date, immediately after the Closing, the parties shall cause the merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4  Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable laws of the State of Delaware.

Section 1.5  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Subject to Section 5.9 of this Agreement, at the Effective Time, the restated certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and incorporated by reference herein, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(b) At the Effective Time, subject to Section 5.9 of this Agreement, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and incorporated by reference herein, and, as so amended and restated, shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

Section 1.6  Post-Closing Arrangements.

(a) Following the Effective Time, the name of the specialty chemical business of Parent (the “Specialty Chemical Business”) shall be “Rohm and Haas Company” and the Specialty Chemical Business shall be referred to as “Rohm and Haas Company, a subsidiary of The Dow Chemical Company”. Following the Effective Time, the corporate headquarters of the Specialty Chemical Business shall be located in Philadelphia, Pennsylvania.

(b) Following the Effective Time, Parent intends to contribute to the Specialty Chemical Business certain assets, operations and businesses of Parent having similar business profiles to those of the Company and having revenues, based on the most recently completed fiscal year, of approximately $5.0 billion in the aggregate, which assets, operations and businesses shall be determined by Parent in its sole discretion.

(c) Prior to the Closing, but subject to and effective as of the Effective Time, Parent shall appoint two individuals nominated by the Company (the “Board Representatives”) to the board of directors of Parent. The election or appointment of the Board Representatives will be subject to satisfaction of all legal and governance requirements regarding service as a director of Parent and to the approval of the nominating and governance committee of the board of directors of Parent.

(d) Following the Effective Time, Parent intends to appoint the current Chief Operating Officer and President of the Company as the Chief Executive Officer of the Specialty Chemical Business.

Section 1.7  Directors.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8  Officers.  The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1  Effect on Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock.  Subject to Section 2.1(d) and Section 2.1(e), each issued and outstanding share of Common Stock, par value $2.50 per share, of the Company outstanding immediately prior to the Effective Time (such shares collectively, “Company Common Stock” or “Shares” and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided in, Section 2.1(b)) and any Dissenting Shares (as defined, and to the extent provided in, Section 2.1(e)), shall thereupon be converted into and shall thereafter represent the right to receive the sum of $78.00 in cash and the Additional Per Share Consideration, (together, rounded to the nearest penny, the “Merger Consideration”). The “Additional Per Share Consideration” shall not be less than zero and shall mean, (x) if the Effective Time shall occur after January 10, 2009 (the “Additional Consideration Date”), an amount in cash per share, equal to the excess, if any, of (I) $78.00 multiplied by the product of (A) 8% and (B) the Annualized Portion (as defined below), over (II) any dividends or distributions (valued at the Closing Date using 8% simple interest per annum from the applicable date of payment) declared on a share of Company Common Stock and having a record date during the Dividend Period and thereafter paid (it being understood that in no event shall the Additional Per Share Consideration be paid in respect of any period from and after July 10, 2009), or (y) if the Effective Time shall occur on or prior to the Additional Consideration Date, zero; provided that no adjustment shall be made for more than two quarterly dividends. The term “Annualized Portion” shall mean the quotient obtained by dividing the number of days elapsed during the Dividend Period by 365. The term “Dividend Period” means the period beginning on the Additional Consideration Date and ending on the earlier of July 10, 2009 and the Closing Date. All Shares that have been thus converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist and the holders of certificates which immediately prior to the Effective Time represented such Shares (“Certificates”) or holders of Shares represented by book entry (“Book-Entry Shares”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, without interest thereon, upon surrender of such Certificates or Book-Entry Shares, as applicable, in accordance with this Article II.

(b) Parent and Merger Sub-Owned Shares.  Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company as treasury stock (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

(e) Dissenting Shares.  (i) Notwithstanding anything contained in this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a). By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a member or equity owner of the Surviving Corporation or of a stockholder of Parent.

(ii) Notwithstanding the provisions of this Section 2.1(e), if any holder of Shares who demands dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration, without any interest thereon.

(iii) The Company shall give Parent (A) prompt notice of any written demands for dissenters’ rights of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for dissenters’ rights and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options (as defined in Section 5.5(a)(i)) and the Company Stock-Based Awards (as defined in Section 5.5(a)(ii)), cash sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares pursuant to the provisions of this Article II and (ii) the Option and Stock-Based Consideration (as defined in Section 5.5(a)(ii)) payable pursuant to Section 5.5 (such cash referred to in sub-section 2.2(a)(i) and 2.2(a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.  (i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates or Book-Entry Shares shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify), and (y) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. On the Closing Date, the Paying Agent shall also deliver, or cause to be delivered, to each holder of a Company Stock Option or a Company Stock-Based Award by wire transfer the amount due and payable to such holder pursuant to Section 5.5 hereof in respect of such Company Stock Option or Company Stock-Based Award.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with, in the case of Certificates, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt by the Paying Agent of an “agent’s message,” and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as defined in Section 3.14(b)) have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii) For the avoidance of doubt, the Paying Agent, the Surviving Corporation and Parent shall each be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options or Company Stock-Based Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as defined in Section 3.3(b)), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares, Company Stock Options or Company Stock-Based Awards for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person (as defined in Section 8.13(a)) shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to such date on which any Merger Consideration payable to the holder of such Certificate or Book-Entry Share pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any former holder of Shares who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.

(f) Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as defined in Section 3.4(a)) filed or furnished with the SEC subsequent to December 31, 2006 and prior to the date hereof (and then (i) only to the extent reasonably apparent in the Company SEC Documents that such disclosed item is an event, item or occurrence relates to a matter covered by a representation or warranty set forth in this Article III and (ii) other than in risk factors or other forward-looking statements or language in such filings) or in the Disclosure Schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Qualification, Organization, Subsidiaries, etc.  Each of the Company and its Subsidiaries (as defined in Section 8.13(a)) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s restated certificate of incorporation and by-laws, each as amended through the date hereof. Such restated certificate of incorporation and by-laws and the equivalent organizational documents of each material Subsidiary are in full force and effect and neither the Company nor any material Subsidiary is in violation of any provision of the Company’s restated certificate of incorporation and by-laws or equivalent organizational documents. As used in this Agreement, any reference to any state of facts, circumstances, event or change having a “Company Material Adverse Effect” means such state of facts, circumstances, event or change that has had a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, but shall not include (a) facts, circumstances, events or changes (i) generally affecting the specialty chemical industry or the segments thereof in which the Company and its Subsidiaries operate (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, (iv) resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of the Company or any of its Subsidiaries), (v) reflecting or resulting from changes or proposed changes in Law (including rules and regulations) or interpretation thereof or GAAP (as defined in Section 3.4(b)) (or interpretations thereof), or (vi) resulting from actions of the Company or any of its Subsidiaries which Parent has expressly requested in writing or to which Parent has expressly consented in writing; or (b) any decline in the stock price of the Company Common Stock on the New York Stock Exchange or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect), or (c) any facts, circumstances, events or changes resulting from the announcement or the existence of, or compliance (other than the obligation of the Company to comply with its obligations to operate in the ordinary course of business) with, this Agreement and the transactions contemplated hereby; provided, however, that this clause (c) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement and the consummation of the Merger. For purposes of clarification, any actions required by any person to comply with Section 5.6 (and the impact thereof) shall be excluded from the determination of Company Material Adverse Effect.

Section 3.2  Capital Stock.

(a) The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”), of which 275,000 shares are designated as Series A Junior Participating Preferred Stock. As of June 30, 2008, (i) 192,965,785 shares of Company Common Stock were issued and outstanding, (ii) 49,112,564 shares of Company Common Stock were held in treasury, (iii) 8,113,478 shares of Company Common Stock were reserved for issuance pursuant to currently outstanding Company Stock-Based Awards (as defined below) and Company Stock Options (as defined below) and (iv) no shares of Company Preferred Stock were issued or outstanding and 255,217 shares of Company Preferred Stock designated as Series A Junior Participating Preferred Stock, par value $1.00 per share, were reserved for issuance upon the exercise of rights granted under the Rights Agreement, dated as of October 26, 2000 (the “Rights Plan”), between the Company and EquiServe Trust Company, NA. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and are fully paid and non-assessable and free of pre-emptive rights.

(b) Except as set forth in subsection (a) above, as of the date hereof: (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after June 30, 2008, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) None of the Subsidiaries of the Company own any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.

Section 3.3  Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as defined in Section 3.18), to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has taken all necessary action so that none of the restrictions set forth in Section 203 of the DGCL (the “Interested Stockholder Statute”) apply to the Merger, this Agreement, the Support Agreement or the transactions contemplated hereby and thereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its stockholders and to recommend to such stockholders that they approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iv) any applicable requirements under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) (the “EC Merger Regulation”), (v) any applicable requirements of Laws in other foreign jurisdictions governing antitrust or merger control matters, and (vi) the approvals set forth on Section 3.3(b) of the Disclosure Schedule (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, national securities exchange, commission, court, body, entity or authority (each, a “Governmental Entity”)

is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings (x) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) as may arise in connection with the Financing or as a result of facts, circumstances relating to Parent or its affiliates (as defined in Section 8.13(a)) or Laws or contracts binding on Parent or its affiliates.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Company or any of the Company’s Subsidiaries or (iii) conflict with or violate any Laws applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, other than, (x) in the case of clauses (i), clause (ii) (other than in the case of immaterial Subsidiaries) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) as may arise in connection with the Financing or as a result of facts, circumstances relating to Parent or its affiliates or Laws or contracts binding on Parent or its affiliates.

Section 3.4  Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects, and all documents required to be filed or furnished by the Company with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, and none of the Subsequent Company SEC Documents will contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects, and when included in the Subsequent Company SEC Documents will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with applicable generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2007, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

Section 3.5  Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively of Rules 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(b) The Company maintains a standard system of accounting established and administered in accordance with GAAP in all material respects. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.6  No Undisclosed Liabilities.  Except (i) as disclosed, reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since December 31, 2007, and (iii) liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the avoidance of doubt, for purposes of this Section 3.6, the terms “liabilities” shall not include obligations of the Company or any of its Subsidiaries to perform under or comply with any Law, action, judgment or contract (in each case, other than an obligation to pay money) but would include such obligations if there has been a default or failure to perform or comply by the Company or any of its Subsidiaries with any such obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

Section 3.7  Compliance with Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Governmental Entity (collectively, “Laws” and each, a “Law”), applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.7(a) no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.5, or in respect of environmental, Tax, employee benefits or labor Laws matters.

(b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8  Environmental Laws and Regulations.  Except for such matters as have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws (as defined below); (b) the Company and its Subsidiaries have all and have complied at all times with all applicable Environmental Permits, and such permits are in full force and effect; (c) no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in a manner (i) that requires or is reasonably likely to require any Removal, Remedial or Response actions (as such terms are defined below) for its current use, (ii) that is in violation of any Environmental Law, or (iii) that is reasonably likely to give rise to any Environmental Liability (as defined below); (d) during the period of its ownership, lease or operation thereof, there was no Release of any Hazardous Substance at, on, in, to or from any real property formerly owned, leased or operated by the Company or any of its Subsidiaries (i) that requires or is reasonably likely to require any Removal, Remedial or Response actions for its current use, (ii) that is in violation of Environmental Law, or (iii) that is reasonably likely to give rise to any Environmental Liability, (e) neither the Company nor any Subsidiary has Released any Hazardous Substance (i) that requires or is reasonably likely to require any Removal, Remedial or Response actions for its current use, (ii) that is in violation of Environmental Law, or (iii) that is reasonably likely to give rise to any Environmental Liability; (f) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries is or may be in violation of or subject to liability under any Environmental Law, including with respect to any Hazardous Substance sent offsite by or on behalf of the Company or any Subsidiary, or from any real property currently owned, leased or operated by the Company or any Subsidiary, and, to the knowledge of the Company, no such notice, demand letter, claim or request is threatened; (g) neither the Company nor any of its Subsidiaries currently is subject to or, to the knowledge of the Company, threatened to be to subject to, any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement or Environmental Law or otherwise relating to any Hazardous Substance; (h) no real property currently owned, leased or operated by the Company or any Subsidiary is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any analogous list; and (i) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that are reasonably likely to result in any Environmental Liability, including with respect to any Hazardous Substance sent offsite by or on behalf of the Company or any Subsidiary, or from any real property currently owned, leased or operated by the Company or any Subsidiary. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, generation, transportation, storage, treatment, use, presence, disposal, Release (as defined below) or threatened Release of any Hazardous Substance (C) natural resource damage or (D) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Permit” means any permit, license or other authorization required under applicable Environmental Law. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (i) related to the environment (including on-site or off-site contamination by, or exposure to, Hazardous Substances); or (ii) based upon or related to (A) any provision of Environmental Laws or Environmental Permits or (B) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity pursuant to Environmental Law. The term “Environmental Liability” includes: (A) fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and (C) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) other Environmental Laws compliance or remedial measures. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act, all as amended (including as those terms are further defined, construed, or otherwise used in court opinions, rules, regulations, standards, orders, guidelines, directives and publications issued pursuant to, or otherwise in implementation of, said Laws); and including, without limitation, any petroleum products or byproducts, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, mycotoxins, and any other substances, materials or wastes that are present in such location and at such concentration that they are regulated under Environmental Law. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers or disposers, including all actions to (A) clean up, remove, treat or handle in any other way Hazardous Substances in the environment; (B) restore or reclaim the environment or natural resources; (C) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment; or (D) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

Section 3.9  Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. “Company Benefit Plans” means all employee benefit plans, compensation arrangements and other benefit arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, directors, consultants, former employees, former consultants and former directors of the Company or its Subsidiaries and all employee agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of the Company or its Subsidiaries, except to the extent providing benefits imposed or implied by applicable foreign Law.

(b) Each Company Benefit Plan that is subject to United States Law (a “U.S. Benefit Plan”) has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Any U.S. Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service. Neither the Company nor its Subsidiaries maintains or contributes to any plan or arrangement which, and no U.S. Benefit Plan provides, or has any liability to provide medical benefits to any employee or former employee following his retirement, except as required by applicable Law or as provided in individual agreements upon a severance event.

(c) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement or (C) result in the payment of any amounts that are reasonably expected to, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(d) With respect to each Company Benefit Plan that is not subject to United States Law (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with GAAP, except for such contributions or accruals, the failure of which to make or accrue has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except for such failures to register or maintain as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Each Company Benefit Plan that is subject to the requirements of Section 409A of the Code has been operated in good faith compliance with the currently applicable requirements of Section 409A of the Code and the regulations, rulings and notices thereunder and the Company has made or will make a good faith attempt to amend such Company Benefit Plans to the extent necessary to meet the documentary compliance standards thereof.

Section 3.10  Absence of Certain Changes or Events.  From December 31, 2007 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business, and none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in subclauses (iv), (vi), (xiii) and (xv) of Section 5.1(a). Since December 31, 2007, there has not been any event, development or state of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11  Investigations; Litigation.  (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity, and there are no orders, writs, judgments, injunctions, decrees, determinations or awards of any Governmental Entity or settlement agreements or similar written agreements, in each case, which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12  Proxy Statement; Other Information.  None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined below) will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.4(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.”

Section 3.13  Rights Plan.  The Board of Directors of the Company has resolved to, and the Company after the execution of this Agreement will, take all action necessary to render the rights issued pursuant to the terms of the Rights Agreement, dated October 26, 2000, as amended, between the Company and EquiServe Trust Company, NA, as Rights Agent, inapplicable to the Merger, or the execution and consummation of this Agreement, the Support Agreement and the transactions contemplated hereby and thereby.

Section 3.14  Tax Matters.

(a) Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time validly obtained within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, partner, independent contractor, creditor, stockholder or with respect to any payments of royalties, except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; (iii) the U.S. consolidated federal income Tax Returns of the Company have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all taxable years through December 31, 2003; (iv) as of the date of this Agreement, there are not pending or, to the knowledge of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes, including U.S. federal income Taxes; (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP; and (vi) none of the Company or any of its Subsidiaries (A) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the last two years that was intended to be governed by Section 355 of the Code, (B) is, or has been, a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for

Taxes after the Closing Date or (C) has engaged in any transaction that has given rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder during any open tax periods that has not been disclosed in the relevant Tax Returns of the Company or any Subsidiary.

(b) For purposes of this Agreement: (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes, levies, duties and tariffs of any kind (including unclaimed property or escheat charges and together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 3.15  Labor Matters.  Except to the extent imposed or implied by applicable foreign Law, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement (other than any which is statutorily mandated) in any foreign country) with employees, a labor union or labor organization. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries pending, or to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices.

Section 3.16  Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of any and all Liens other than Permitted Liens, all Intellectual Property (as defined below) and IT Assets (as defined below) used in and/or necessary for the operation of their respective businesses as currently conducted, and (ii) the consummation of the transactions contemplated by this Agreement will not alter or impair such rights. There are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation of or conflict with any trademarks, trade names, service marks, service names, mark registrations and applications, logos, assumed names, trade dress, Internet domain names, registered and unregistered copyrights, confidential and proprietary information (including trade secrets, know-how and invention rights), mask works, rights of privacy and publicity, patents or applications and registrations therefor (collectively, “Intellectual Property”) by the Company, its Subsidiaries and/or the operation of their respective businesses that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (w) the conduct of the businesses of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate or conflict with any Intellectual Property rights or any other proprietary right of any person, (x) as of the date hereof, neither the Company nor any of its Subsidiaries has received any material notification that a license under any other person’s Intellectual Property is or may be required, (y) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries concerning the ownership, validity, registerability or enforceability of any Intellectual Property, or (z) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by the Company or any of its Subsidiaries concerning the ownership, validity, registerability or enforceability of any Intellectual Property. Neither the Company nor any of its Subsidiaries has made any claim of, nor, to the knowledge of the Company, is any third party engaging in any activity that constitutes, a violation, misappropriation or infringement by others of or a conflict with its rights to or in connection with any Intellectual Property used in the operation of their respective businesses which violation, misappropriation, infringement or conflict has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Intellectual Property owned by the Company and/or its Subsidiaries (the “Owned Intellectual Property”) and, to the knowledge of the Company, all Intellectual Property licensed to the Company and/or its Subsidiaries, is (A) valid, subsisting and enforceable, and (B) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof, (ii) all patents, registrations and applications included in the Owned Intellectual Property are currently in compliance with any and all formal legal requirements necessary to (A) maintain the validity and enforceability thereof, and (B) record and perfect the Company’s and its Subsidiaries’ interest therein and the chain of title thereof, (iii) the Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all confidential information used or held for use in the operation of their respective businesses as currently conducted, and (iv) the computer programs, code and applications, systems, databases, Internet and intranet websites, hardware, networks and other information technology equipment, and associated documentation (collectively, the “IT Assets”) used by the Company and its Subsidiaries in the operation of their respective businesses as currently conducted are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications as required in connection with, the operation of such businesses.

Section 3.17  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.18  Required Vote of the Company Stockholders.  The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”).

Section 3.19  Material Contracts.

(a) Subsections (i) through (xi) of Section 3.19(a) list the following types of contracts and agreements to which the Company or any Subsidiary is a party (the “Company Material Contracts,” it being agreed that such contracts and agreements are not required to be set forth in Section 3.19(a) of the Company Disclosure Schedule unless expressly so indicated in the applicable subsection below):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) each contract and agreement which is likely to involve payment or receipt to or by the Company or any of its Subsidiaries of consideration of more than $100 million, in the aggregate, over the remaining term of such contract or agreement;

(iii) all material joint venture contracts or material partnership arrangements (and all of such contracts and agreements are set forth in Section 3.19(a)(iii) of the Disclosure Schedule and have been provided to Parent prior to the date hereof);

(iv) other than contracts and agreements referred to in clause (a)(i), all contracts and agreements evidencing indebtedness involving principal amount in excess of $100 million;

(v) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time (and all of such contracts and agreements are set forth in Section 3.19(a)(v) of the Disclosure Schedule and have been provided to Parent prior to the date hereof);

(vi) all material contracts and agreements concerning Intellectual Property or IT Assets to which the Company or any of its Subsidiaries is a party or beneficiary or by which the Company or any of its Subsidiaries, or any of its properties or assets, may be bound, including all (A) licenses of Intellectual Property by the Company or any of its Subsidiaries to any person, (B) licenses of Intellectual Property by any person to the Company or any of its Subsidiaries, and (C) contracts and agreements between any person and the Company or any of its Subsidiaries relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets other than, in each case, licenses of Off-the-Shelf Software licensed pursuant to shrink-wrap or click-wrap agreements (all of the foregoing, collectively, the “Company IP Agreements”). For purposes hereof, “Off-the-Shelf Software” shall mean all software used or held for use by the Company or any of its Subsidiaries that is commercially available off-the-shelf software that (x) is not material to the Company or any of its Subsidiaries, (y) has not been modified or customized for the Company or any of its Subsidiaries, and (z) is licensed to the Company or any of its Subsidiaries for a one-time or annual fee of $250,000 or less;

(vii) all contracts and agreements or interest rate, currency or commodities hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $20 million;

(viii) all contracts and agreements entered into after December 31, 2005 or not yet consummated, in each case for the acquisition or disposition, directly or indirectly (by merger, consolidation, combination or amalgamation), of assets (other than assets purchased pursuant to capital expenditures) or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $50 million;

(ix) all contracts and agreements between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective affiliates (other than the Company or any of its Subsidiaries or non-controlled joint ventures), on the other hand, that involve payments of more than $2.5 million in any one year, other than any contracts and agreements required to be listed in Section 3.9 of the Disclosure Schedule or otherwise relating to compensation or employee benefits;

(x) all contracts and agreements relating to the leases of railcars and other rolling stock involving consideration in excess of $10 million on an annual basis; and

(xi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Neither the Company nor any Subsidiary of the Company has received written notice of any claim of default under or cancellation of any Company Material Contract and neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such claim of default, cancellation, breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Company shall make available to Parent true and complete copies of all Company Material Contracts (other than any of the contracts described in subclause (xi) of this Section 3.19), including any amendments thereto, as promptly as practicable following the date hereof, and in any event within 30 days after the date hereof.

Section 3.20  Real Property.

(a) Except for such failures as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good and valid title to each parcel of Owned Real Property and each such parcel (i) is owned free and clear of all Liens, other than (A) Liens for Taxes, assessments, charges or claims of payment not yet past due, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP, (B) mechanics’ and materialmen’s Liens for construction in progress arising in the ordinary course of business, or for which adequate reserves have been established, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary, and (D) Liens and other encumbrances that have not had and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (collectively, “Permitted Liens”), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated (or the equivalent) or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all current leases, subleases and licenses related to the Leased Real Property are in full force and effect, are valid and effective in accordance with their terms, and there is not, under any of such leases, subleases or licenses, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the Company’s knowledge by the other party to such lease, sublease or license.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Subsidiaries are in all material respects, in compliance with any Law (including any building, planning, highway or zoning law) relating to any of the Real Property, (ii) either the Company or a Subsidiary, as the case may be, is in undisturbed possession of each parcel of Real Property (subject to Permitted Liens), and (iii) no other person has any rights to the use or occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement to which the Company or any Subsidiary is a party.

(d) As used in this Agreement, “Leased Real Property” shall mean the material real property leased, subleased or licensed by the Company or any Subsidiary as tenant, subtenant or licensee, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant to such leased premises and all easements, licenses, rights and appurtenances relating to the foregoing. As used in this Agreement, “Owned Real Property” shall mean the material real property in which the Company or any Subsidiary has fee title interest, together with all buildings and other structures, facilities or improvements owned by the Company or any of its Subsidiaries currently located thereon, all fixtures, systems, equipment and items of personal property owned by the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing. As used in this Agreement, “Real Property” shall mean the Owned Real Property and the Leased Real Property.

Section 3.21  Finders or Brokers.  Except for Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.22  Insurance.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the material insurance, reinsurance and captive policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”) is in full force and effect on the date of this Agreement and; (ii) to the knowledge of the Company, any material historic, occurrence based policies of the Company and its Subsidiaries that are potentially responsive to liabilities of the Company and its Subsidiaries are in full force and effect on the date of this Agreement to the extent necessary to permit the Company and its Subsidiaries to seek recovery thereunder in accordance with the terms thereof (subject to any applicable limitations or restrictions therein); (iii) all material premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, (iv) as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy since December 31, 2006, (v) there is no material claim by the Company or any of its Subsidiaries pending, as of the date of this Agreement, under any Material Company Insurance Policy and no material claim made between December 31, 2006 and the date of this Agreement has been denied, and (vi) neither the Company nor any of its Subsidiaries has, since December 31, 2006, been refused any insurance with respect to any of its material assets or operations, nor has its coverage been limited in any material respect by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

Section 3.23  Certain Business Practices.  None of the Company or any Subsidiary of the Company or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Subsidiary of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed or furnished to the SEC subsequent to December 31, 2006 and prior to the date hereof by Parent (and (i) then only to the extent reasonably apparent in the Parent SEC Documents that such disclosed item relates to a matter covered by a representation or warranty set forth in this Article IV and (ii) other than in risk factors or other forward-looking statements or language in such filings) or in the Disclosure Schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1  Qualification; Organization.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, the Financing (a “Parent Material Adverse Effect”).

Section 4.2  Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Financing. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Financing, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and, except for the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby, including the Financing. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) the HSR Act, (iv) any applicable requirements of the EC Merger Regulation, (v) any applicable requirements of Laws in other foreign jurisdictions governing antitrust or merger control matters, and (vi) the approvals set forth on Section 4.2 of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3  Reports and Financial Statements.

(a) Parent has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since December 31, 2005 (the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects, and all documents required to be filed or furnished by Parent with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Parent SEC Documents”) will comply in all material respects, with the requirements of the Securities Act and the Exchange Act, or other applicable Laws, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained, and none of the Subsequent Parent SEC Documents will contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects, and when included in the Subsequent Parent SEC Documents will fairly present in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with or on a basis reconciled to GAAP (except, in the case of the unaudited statements, as permitted by the applicable rules and forms promulgated by the SEC or the comparable regulatory body of its home jurisdiction) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2007, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC regulatory rule or policy or applicable Law.

Section 4.4  Investigations; Litigation.  (a) There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which have had would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5  Proxy Statement; Other Information.  None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6  Available Funds.  Parent will have available to it at the Closing all of the funds required to be provided by Parent for the consummation of the transactions contemplated hereby and for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Consideration, and the funding of any required financings or repayments of indebtedness (collectively, the “Financing”).

Section 4.7  Capitalization of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.8  No Vote of Parent Stockholders.  No vote of the stockholders of Parent or any of its affiliates or the holders of any other securities of Parent or any of its affiliates (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent or any of its affiliates or the applicable rules of the any exchange on which securities of Parent or any of its affiliates are traded, in order for Parent or any of its affiliates to consummate the Merger or effect the Financing.

Section 4.9  Finders or Brokers.  Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission from the Company or any of its Subsidiaries in connection with or upon consummation of the Merger.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1  Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be set forth in this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business and the Company agrees to use its commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of those of their present officers, employees and workforce generally and to preserve their present relationships with significant customers and suppliers. The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be specifically set forth in this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries in a manner consistent with past practice and (B) that the Company may continue to pay regular quarterly cash dividends on the Company Common Stock of not more than $0.41 per share;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine, recapitalize or reclassify, directly or indirectly, any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required pursuant to existing written agreements or employee benefit plans in effect as of the date hereof, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or to become payable to its directors, officers or employees (other than (1) in the ordinary course of business and consistent in all material respects with past practice, or (2) pursuant to the normal annual salary, bonus and compensation review process, in each case in a manner consistent therewith as to timing and percentage increase), (B) other than in the ordinary course of business consistent in all material respects with past practice, grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee of the Company or any of its Subsidiaries, (C) enter into any employment agreement with any executive officer of the Company, or (D) except (x) pursuant to a collective bargaining agreement in the ordinary course of business or (y) as otherwise permitted pursuant to clauses (B) and (C) of this paragraph, establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

(iv) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) approve or authorize any action to be submitted to the stockholders of the Company for approval that is intended or would reasonably be expected to, prevent, impede, interfere with, delay or postpone the transactions contemplated by this Agreement, including at its Annual Meeting of stockholders;

(vi) except in respect of the Merger, or any mergers, consolidations or business combinations among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or any acquisition of any business or stock or assets of any person that comprise or constitute a business organization or division thereof with a value or purchase price (inclusive of long-term indebtedness incurred or assumed in connection therewith) in the aggregate in excess of $20 million individually or $50 million in the case of all transactions collectively;

(vii) shall not, and shall not permit any of its Subsidiaries to (A) except in the ordinary course of business consistent with past practice, abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Intellectual Property or material Company IP Agreement, including failing to use commercially reasonable efforts (x) to perform or cause to be performed any applicable filings, recordings and other acts, or (y) to pay or cause to be paid any required fees and Taxes, to maintain and protect its interest in any material Intellectual Property or material Company IP Agreement, (B) subject to Section 5.3, disclose any confidential information or confidential Intellectual Property to any person, other than employees of the Company or its Subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, or (C) fail to notify Parent and Merger Sub promptly of any infringement, misappropriation or other violation of or conflict with any material Intellectual Property owned or used by the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries becomes aware and to consult with Parent and Merger Sub regarding the actions (if any) to take to protect such Intellectual Property except in the ordinary course of business;

(viii) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of Company Common Stock in respect of any exercise of Company Stock Options and vesting and/or settlement of Company Stock-Based Awards outstanding on the date hereof or as may be granted after the date hereof in compliance with Section 5.1(a)(iii) or (x), (B) issuances of Company Common Stock pursuant to the Company’s dividend reinvestment plan and (C) the grant of Company Stock-Based Awards as permitted pursuant to clause (x) of this Section 5.1(a);

(x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any compensatory warrants, options, convertible security or other rights to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof);

(xi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares except for acquisitions of Company Common Stock tendered by holders of Company Stock Options and Company Stock-Based Awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto;

(xii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any indebtedness for borrowed money among the Company and its Subsidiaries and joint ventures or among the Company’s Subsidiaries and joint ventures, (B) up to $750 million in aggregate principal amount of indebtedness for borrowed money under commercially reasonable credit facilities or in the commercial paper market incurred to replace, renew, extend, refinance or refund any existing short-term indebtedness for borrowed money; (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(a), and (D) indebtedness for borrowed money not to exceed $250 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with subclauses (A) — (C), inclusive;

(xiii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Liens which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used ) or otherwise dispose of any portion of its properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to clause (xi) hereof, (C) for transactions involving less than $20 million individually, or $50 million in the aggregate or (D) as may be required in compliance with Section 5.6;

(xiv) except in the ordinary course of business and except as otherwise permitted by this Section 5.1(a), shall not, and shall not permit any of its Subsidiaries to, (A) amend or modify in any material respect adverse to the Company any of the Company Material Contracts contemplated by subclauses (i), (ii), (iii) and (v) of Section 3.19(a) or (B) consent to the termination of any Company Material Contract, in each case, if adverse to the Company in any material respect other than in the ordinary course of business;

(xv) shall not, and shall not permit any of its Subsidiaries to: (A) settle any Action relating to the Merger, this Agreement or the transactions completed hereby, or (B) settle any other Action, other than for monetary damages payable by the Company or any Subsidiary not in excess of $10 million individually or $50 million in the aggregate or (C) commence any material Action other than in the ordinary course of business without reasonably consulting with Parent prior to such commencement or other than any action against Parent or Merger Sub arising out of or relating to the Merger, this Agreement or the transactions contemplated hereby;

(xvi) shall not, and shall not permit any of its Subsidiaries to, (A) exercise any rights of renewal pursuant to the terms of any of the leases or subleases related to any Leased Real Property which by their terms would otherwise expire, except in the ordinary course of business and on reasonably available market terms or (B) sell, transfer, lease, sublease, license, mortgage, encumber or otherwise dispose of any Real Property (including leasehold interests), except for Real Property with a fair market value of less than $20 million;

(xvii) shall not, and shall not permit any of its Subsidiaries to, fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xviii) shall not, and shall not permit any of its Subsidiaries to, authorize, or make any commitment with respect to, or make any capital expenditures in excess of $575 million, in the aggregate, for the Company and the Subsidiaries taken as a whole;

(xix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions; and

(xx) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, make or change any Tax election, settle or compromise any Tax liability of the Company or any of its Subsidiaries, make any change in Tax Accounting methods, file any amended Tax Return, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund, in each case, if such action is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries.

(b) Parent covenants and agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, Parent:

(i) shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement and shall take all action necessary to ensure that as of the Closing Date, Parent and Merger Sub will obtain the Financing; and

(ii) shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action, including, without limitation, to enter into or agree to enter into a letter of intent, agreement in principle or definitive agreement for the acquisition of any business or person, that is reasonably likely to prevent, impair its ability to complete or materially delay the satisfaction of the conditions to the Merger set forth in Section 6.1 of this Agreement or the consummation of the transactions contemplated hereby, including the Financing.

Section 5.2  Investigation.  The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries’ properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall use all reasonable efforts to cause its Representatives to furnish promptly to Parent such additional financial and operating data and other information as to its and its Subsidiaries’ respective businesses and properties as Parent or its Representatives may from time to time reasonably request, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent that would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a loss of privilege to the Company or any of its Subsidiaries, or would constitute a violation of applicable Laws. Parent hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement, dated as of June, 30, 2008, between the Company and Parent (the “Confidentiality Agreement”). Subject to the exception in the first sentence of this section, to applicable Law and to the immediately preceding sentence, the Company agrees to confer at such times as Parent may reasonably request with one or more directors, officers, employees or agents of Parent, to report material operational matters and the general status of its ongoing operations. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to grant any access or make any disclosure in violation of applicable Laws.

Section 5.3  No Solicitation.

(a) The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or may reasonably be expected to constitute, a Company Alternative Proposal, (ii) enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, any proposal that constitutes, or may reasonably be expected to constitute, a Company Alternative Proposal, or in response to any inquiries or proposals that may reasonably be expected to lead to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iii) agree to, approve, endorse or recommend any Company Alternative Proposal, (iv) authorize or permit any of its or its Subsidiaries’ Representatives to take any such action or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (except as contemplated by Section 7.1(g) and except for confidentiality agreements permitted under Section 5.3(b)). Subject to Section 5.3(b), the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall, and shall use its reasonable best efforts to cause its and the Subsidiaries’ Representatives to, (i) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Company Alternative Proposal, (ii) with respect to third parties with whom discussions or negotiations have been terminated on or prior to the date of this Agreement, use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by the Company, its Subsidiaries or its or their Representatives and (iii) cause any physical or virtual data room to no longer be accessible to or by any person other than Parent and its Affiliates.

(b) The Company will promptly notify Parent orally (and then in writing within twenty-four (24) hours) after it or any of its Subsidiaries has received any proposal, inquiry, offer or request relating to or constituting a Company Alternative Proposal, any request for discussions or negotiations, or any request for information relating to the Company or the Subsidiaries in connection with a Company Alternative Proposal or a potential Company Alternative Proposal or for access to the properties or books and records thereof of which the Company or any of the Subsidiaries or any of their respective Representatives is or become aware, or any amendments to the foregoing. Such notice to Parent shall indicate the identity of the person making such proposal and the terms and conditions of such proposal, if any. The Company shall also promptly provide Parent with (i) a copy of any written notice or other written communication from any person informing the Company or any of the Subsidiaries or their respective Representatives that it is considering making, or has made a proposal regarding, a Company Alternative Proposal, (ii) a copy of any Company Alternative Proposal (or any amendment thereof) received by the Company or any of the Subsidiaries, and (iii) such other details of any such Company Alternative Proposal that Parent may reasonably request. Thereafter, the Company shall promptly (and in any event within twenty-four (24) hours) keep Parent reasonably informed on a current basis of any change to the terms of any such Company Alternative Proposal. Notwithstanding the limitations set forth in Section 5.3(a) and subject to compliance with this Section 5.3(b), if the Company receives a Company Alternative Proposal (that did not arise or result from any breach of this Section 5.3) at any time prior to obtaining the Company Stockholder Approval (i) which constitutes a Company Superior Proposal (as defined in Section 5.3(g)) or (ii) which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in clause (x), (y) or (z) below, in a Company Superior Proposal, the Company may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making any such Company Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms substantially similar to the terms of the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement and shall contain a standstill provision substantially similar to the standstill provision in the Confidentiality Agreement to the extent such provisions remain in effect (it being agreed that such confidentiality agreement need not contain any particular standstill provision to the extent the Company irrevocably and simultaneously releases Parent from such corresponding standstill provision)), (y) engage in discussions or negotiations with the third party (and such other persons) with respect to the Company Alternative Proposal and (z) release any third party from, or waive any provision of, a confidentiality or standstill provision to which it is a party if, in the case of this clause (z), the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.

(c) In response to the receipt of a Company Alternative Proposal (that did not arise or result from a breach of this Section 5.3) that has not been withdrawn, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may change, withhold or withdraw the Company Recommendation (as defined in Section 5.4(c)) (a “Company Change of Recommendation”) but only if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that (x) such Company Alternative Proposal constitutes a Company Superior Proposal and (y) effecting a Company Change of Recommendation is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company and its stockholders under applicable Law. No Company Change of Recommendation shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover Law (including the Interested Stockholder Statute) or other state Law or the Rights Plan to be inapplicable to the Merger, this Agreement, the Support Agreement and the other transactions contemplated hereby and thereby.

(d) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, in circumstances not involving or relating to a Company Alternative Proposal, from amending, modifying or withdrawing the Company Recommendation to the extent that the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.

(e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside legal and financial advisors, such disclosure is required in order for the Board of Directors to comply with its fiduciary obligations, or is otherwise required, under applicable Law.

(f) As used in this Agreement, “Company Alternative Proposal” shall mean any unsolicited, bona fide, written proposal or any unsolicited bona fide, written offer made by any person (other than a proposal or offer by Parent or any of its Subsidiaries) relating to: (i) any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination transaction, or a “merger of equals”, in each case involving the Company; (ii) the acquisition by any person or “group” of persons, directly or indirectly, of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries; (iii) the acquisition by any person or “group” of persons of twenty percent (20%) or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person or group of “persons” beneficially owning twenty percent (20%) or more of any class of equity securities of the Company.

(g) As used in this Agreement “Company Superior Proposal”, shall mean a Company Alternative Proposal that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, is more favorable to the Company and its stockholders than the Merger For purposes of the definition of “Company Superior Proposal”, each reference to 20% in the definition of “Company Alternative Proposal” shall be replaced with “50%”.

(h) Notwithstanding anything to the contrary contained herein, the Company may not terminate this Agreement pursuant to Section 7.1(g) unless and until (x) the Company has promptly (and in any event, within twenty-four (24) hours) provided a written notice to Parent (a “Superior Proposal Notice”) advising Parent that the Company has received a Company Alternative Proposal and specifying the information required by Section 5.3(b) and including written notice of the determination of the Board of the Directors of the Company that the Company Alternative Proposal constitutes a Company Superior Proposal promptly upon the Board of Directors of the

Company making such determination, (y) the Company has provided Parent with an opportunity, for a period of five (5) business days from the date of delivery to Parent of the Superior Proposal Notice (the “Notice Period”), to amend (the “Right to Match”) the terms and conditions of this Agreement and the Merger, including an increase in, or modification of, the Merger Consideration (any such proposed transaction, a “Revised Transaction”), such that the Company Superior Proposal no longer constitutes a Company Superior Proposal, and (z)(1) during such Notice Period, the Company and its Representatives negotiate in good faith with Parent and its Representatives with respect to such Revised Transaction and (2) at the end of such Notice Period, the Board of Directors of the Company, has determined that the Company Superior Proposal continues to be a Company Superior Proposal notwithstanding the Revised Transaction and taking into account all amendments and proposed changes made thereto during the Notice Period.

Section 5.4  Filings, Other Actions.

(a) Each of the Company and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement and, except to the extent provided in Section 5.3 (c) or (d), the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the Company’s stockholders approve and adopt this Agreement. As promptly as practicable after the execution of this Agreement, the Company shall file with the SEC the preliminary Proxy Statement; provided that subject to applicable Law the Company shall use its commercially reasonable efforts to file the preliminary Proxy Statement within 30 days following the date of this Agreement, and, thereafter, shall use its commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall notify Parent of the receipt of any comments from the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent as promptly as reasonably practicable, copies of all written correspondence (and summaries of any oral comments) between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on any proposed response to any comment of the SEC staff and any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent and Merger Sub shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement have been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be disseminated (including by electronic delivery if permitted) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the Board of Directors of the Company. Each of the parties shall correct promptly, any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable Law.

(b) The Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

(c) Subject to Section 7.1(g) of this Agreement, the Company shall take all action necessary in accordance with the DGCL and its restated certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement (and subject to the last sentence of this Section 5.4(c), no later than thirty (30) days after the dissemination of the Proxy Statement to the Company’s stockholders) for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) and, subject to Section 5.3 (c) or (d), shall include in the Proxy Statement the recommendations of its Board of Directors that its stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”). Subject to Section 5.3 of this Agreement, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Neither the commencement, disclosure, announcement or submission to the Company of any Company Alternative Proposal (whether or not a Company Superior Proposal), nor any furnishing of information, discussions or negotiations with respect thereto, nor any decision or action by the Board of Directors of the Company to effect a Company Change of Recommendation shall give the Company any right to delay, defer or adjourn the Company Meeting. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Meeting to the extent reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or to permit dissemination of information which is material to stockholders voting at the Company Meeting, or, if as of the time the Company Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or for the adoption and approval of this Agreement and the approval of the Merger.

Section 5.5  Stock Options and Other Stock Based Awards; Employee Matters.

(a) Stock Options and Other Stock Based Awards.

(i) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right at the Effective Time to receive an amount in cash, equal to the product of (x) the total number of shares of Common Stock subject to such Company Stock Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”).

(ii) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Plans or the Company Benefit Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents), other than Company Stock Options (each, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular vested Stock-Based Award (except that in the case of the long-term performance share plan, such awards shall vest on a pro rata basis reflecting the portion of the applicable performance period that has elapsed through the date on which the Effective Time occurs assuming performance at the greater of target or actual levels as described in more detail on Section 5.1(a)(iii) of the Company Disclosure Schedule) (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”). For the avoidance of doubt, this Section 5.5(a)(ii) shall not apply to shares of Company Common Stock held in the Company’s leveraged ESOP which shall be covered by Article II as issued and outstanding Shares.

(iii) The compensation committee of the board of directors of the Company shall pass such resolutions with respect to the Company Stock Options and Company Stock-Based Awards consistent with the foregoing provisions of this Section 5.5.

(b) Employee Matters.

(i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. For a period of two years following the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries (the

“Company Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to each such Company Employee immediately before the Effective Time. For a period of two years following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries who suffers a termination of employment under the circumstances described on Section 5.5(b)(i) of the Company Disclosure Schedule severance benefits in accordance with Section 5.5(b)(i) of the Company Disclosure Schedule (taking into account such Company Employee’s service as required pursuant to Section 5.5(b)(ii) below). Parent shall continue to maintain the Company’s retiree welfare programs for the benefit of Company Employees without adverse amendment (other than as required by Law) for a period of three years following the Effective Time and thereafter, Parent shall provide Company Employees with retiree welfare benefits that are no less favorable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries. In addition, for a period of at least five years following the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Employee who participates in a defined benefit pension plan as of immediately prior to the Effective Time pension benefits (including pension benefit accrual rates) under such defined benefit pension plan without adverse amendment to the pension benefits (including pension benefit accrual rates) provided under such plan as of immediately prior to the Effective Time, but after giving effect to the amendment to eliminate the cost-of-living adjustment on all future accruals.

(ii) For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any pension plan sponsored by Parent or its subsidiaries (other than the Company and its Subsidiaries)) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time (and to the extent there is no a similar Company plan, service as recognized for purposes of the Company’s 401(k) Plan), provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans set forth on Section 3.9(c) of the Company Disclosure Schedule will occur at or prior to the Effective Time, as applicable.

Section 5.6  Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this

Agreement as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals, including the Company Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, and in any event no later than fifteen (15) business days after the date hereof, make all required filings of Notification and Report Forms pursuant to the HSR Act, (ii) as promptly as practicable make appropriate filings with the European Commission in accordance with the EC Merger Regulation, (iii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents or approvals are required to be obtained from, any other Governmental Entities (including any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) or third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals, (iv) supply as promptly as practicable such information or documentation that may be requested pursuant to any Regulatory Law (as defined in Section 5.6(f)) by any Governmental Entity, and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Without limiting the foregoing, but subject to Section 5.6(e), Parent shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the European Commission, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, or any other person, may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger in each case so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the initial End Date (as defined in Section 7.1(b)), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets, businesses, products or product lines of Parent or the Company (or any of their respective Subsidiaries or affiliates), (y) creating or terminating relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or affiliates and (z) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ businesses, product lines or assets, in each case as may be required in order to obtain all required actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the initial End Date (each of (x), (y) and (z), a “Divestiture Action”). If requested by Parent, the Company shall agree to any Divestiture Action, provided that any such agreement or action is conditioned on the consummation of the Merger.

(c) Parent shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Entity or other Person relating to the Merger or regulatory filings under applicable Regulatory Law, including any communications with any Governmental Entity relating to any contemplated or proposed Divestiture Action. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity, each of the Company and Parent agrees to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Entity with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining the necessary approvals for the Merger, and (v) in the case of Parent, not to participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Entity, it gives the Company the opportunity to attend and observe. Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company agrees it shall consult with Parent in advance of and not to participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Entity, it gives Parent the opportunity to attend and observe. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section in a manner so as to preserve any applicable privilege.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Nothing contained in this Agreement requires Parent or Merger Sub to take, or cause to be taken, and neither Parent nor Merger Sub shall be required to take, or cause to be taken, any Divestiture Action with respect to any of the assets, businesses or product lines of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries, or any combination thereof, if the overlapping assets, businesses or product lines required to be divested in order to obtain a Company Approval under any Regulatory Law represented in the aggregate in excess of $1.3 billion of revenue for the 12 months ending December 31, 2007 (excluding from such calculation any non-merchant revenues and any revenue of any non-overlapping assets, businesses or product lines which may be divested as part of the applicable Divestiture Action); provided, however, that other than in the case of the Company’s assets, businesses and product lines of or marketed or otherwise conducted through the entity identified on Schedule 5.6(e), Parent shall not be required to divest any assets, businesses or product lines of the Company or any of its Subsidiaries. The parties agree that the calculation of revenue shall (x) be measured by reference to the lowest such revenue (excluding any non-merchant revenue) of Parent or the Company for each such overlapping asset, business or product line so required to be divested to obtain such Company Approval, regardless of which asset, business or product line Parent actually divests and (y) in the case of the entity identified on Schedule 5.6(e), only include the Company’s portion of the revenue generated from or through such entity.

(f) For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

Section 5.7  Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8  Public Announcements.  The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein, shall reasonably consider all additions, deletions or changes suggested by the other party in connection therewith, and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be (the “Indemnified Parties”), of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from and after the Effective Time, Parent and Surviving Corporation shall maintain in effect (A) the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries and (B) any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date hereof.

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Party against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of its Subsidiaries or of any entity if such service was at the request or for the benefit of the Company or any such Subsidiary, including any actions or omissions or alleged actions or omissions in connection with the transactions contemplated by this Agreement.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions and from carriers with comparable credit ratings which are no less advantageous to the insureds with respect to claims arising from facts or events, actions or omissions on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 250% of the annual premium payable by the Company for such insurance for the year ending December 31, 2007 (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.9 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. The Company may in lieu of the foregoing insurance coverage, purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(d) The provisions of this Section 5.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, any agreements between such persons and the Company or any of its Subsidiaries, or any applicable Laws, or under any insurance policies.

(f) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other persons, or (B) transfers 50% or more of its properties or assets to any person, then and in each case, proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.9.

Section 5.10  Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

Section 5.11  Control of Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12  Certain Transfer Taxes.  Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation or Parent and expressly shall not be a liability of stockholders of the Company.

Section 5.13  Notification of Certain Matters.  From the date hereof to the Effective Time, the Company shall give prompt notice to Parent, and each of Parent and Merger Sub shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the transactions contemplated thereby or from any person alleging that the consent of such person is or may be required in connection with the Merger if the subject matter of such communication or the failure of such party to obtain such consent purports to materially affect the consummation of the Merger, or (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against such party or any of its subsidiaries which purports to materially affect the consummation of the Merger provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or written waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction, restraint or prohibition by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c) (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated, (ii) the European Commission shall have issued a decision under the EC Merger Regulation declaring the Merger compatible with the common market, and (iii) all applicable waiting and other time periods under other applicable foreign, federal antitrust, competition or fair trade Laws or applicable Laws, other than the HSR Act and the EC Merger Regulation, shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances in any relevant jurisdiction shall have been obtained, in each case, in respect of the Merger unless otherwise waived by Parent (the “Foreign Antitrust Condition”); provided, however, that with respect to the Foreign Antitrust Condition, the failure of such condition shall not relieve either Parent or Merger Sub of its obligation to consummate the Merger unless consummation of the Merger without obtaining any of the regulatory clearances referred to in this subclause (iii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or written waiver by the Company) of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; except that the representations and warranties of Parent and Merger Sub set forth in Section 4.6 and Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3  Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or written waiver by Parent and Merger Sub) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; and provided further that the representations and warranties of the Company set forth in Section 3.2(a) and (b) (in each case to the extent relating to capital stock of the Company) (other than de minimis exceptions) , the second sentence of Section 3.10 and Section 3.13 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than such specified representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct except for de minimis exceptions to the extent applicable as of such other date);

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1  Termination or Abandonment.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before October 10, 2009 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that has been a principal cause of or resulted in the failure to consummate the Merger on or before such date;

(c) by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this clause 7.1(c) shall have complied with its obligations under Section 5.6 of this Agreement;

(d) by either the Company or Parent if the Company Meeting (after any permitted postponement or adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (2) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least 60 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (2) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least 60 days prior to such termination, stating Parent’s intention to terminate the Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g) by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Company Superior Proposal (a “Superior Proposal Agreement”), if the Company has complied with its obligations under Section 5.3(h), provided, that any such purported termination by the Company pursuant to this Section 7.1(g) shall be void and of no force or effect unless the Company concurrently with such termination pays to Parent the Termination Fee in accordance with Section 7.2; and

(h) by Parent or Merger Sub, in the event of a Company Change of Recommendation, it being agreed that the taking of any of the actions contemplated by Section 5.3(a) or (b) shall not constitute a Company Change of Recommendation.

In the event of termination of this Agreement pursuant to this Section 7.1 above, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.2 (and any other provision herein related to payment of the Termination Fee or the Reverse Termination Fee), and Article VIII, which shall survive termination), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of fraud or any intentional breach of any covenant of this Agreement (subject to the limitation in

Section 7.2) or the failure to obtain the Financing or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. For purposes of clarification, the payment of the Reverse Termination Fee shall not relieve Parent or Merger Sub for any failure to comply with their respective obligations under Section 5.6 hereof.

Section 7.2  Termination Fee.

Notwithstanding any provision in this Agreement to the contrary, if:

(a) this Agreement is terminated by the Company pursuant to Section 7.1(g), then the Company shall pay to Parent an amount in cash equal to $600,000,000 (the “Termination Fee”) concurrently with and as a condition to the effectiveness of the termination of this Agreement by the Company pursuant to Section 7.1(g);

(b) (i) after the date of this Agreement, any bona fide Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) shall have been publicly announced and not withdrawn prior to the Company Meeting and this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (ii) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for a Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) shall have been entered into by the Company or a Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) shall have been consummated, then the Company shall pay to Parent the Termination Fee in cash (it being understood by the parties that in no event shall Parent be entitled to receive an amount exceeding the Termination Fee or to receive the Termination Fee on more than one occasion), upon the earlier of consummation of the Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) or the date on which the Company enters into the agreement providing for such Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”), as applicable;

(c) this Agreement is terminated by Parent pursuant to Section 7.1(h) and, at the time of the Company Change of Recommendation, a Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) had been made and not withdrawn, then the Company shall pay to Parent the Termination Fee in cash within two (2) Business Days of the date of such termination;

provided that, in the event the Company pays the Termination Fee to Parent pursuant to this Section 7.2, the Company shall have no further liability to Parent or Merger Sub arising out of a termination of this Agreement; or

(d) this Agreement is terminated by Parent or the Company pursuant to either Section 7.1(b) or Section 7.1(c) (in the case of Section 7.1(c) to the extent arising in connection with any Regulatory Law) and, at the time of either such termination, all of the conditions to closing set forth in Sections 6.1 and 6.3 have been satisfied or waived in writing (or, if the Closing were to have taken place on the date of termination, such conditions would have been satisfied), other than the conditions set forth in Section 6.1(b)(if the injunction, restraint or prohibition relates to any Regulatory Law) or Section 6.1(c), then Parent shall pay to the Company an amount in cash equal to $750,000,000 (the “Reverse Termination Fee”) within two (2) Business Days of such termination.

Section 7.3  Amendment or Supplement.  At any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval nor any amendment or change not permitted under applicable Law.

Section 7.4  Extension of Time, Waiver, etc.  At any time prior to the Effective Time, the Company and Parent may:

(a) extend the time for the performance of any of the obligations or acts of the other party;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2  Expenses.  Except as set forth in Section 5.12 and Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be shared equally by the Company and Parent.

Section 8.3  Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5  Jurisdiction; Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.5(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 8.6  [Intentionally Omitted].

Section 8.7  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

To Parent or Merger Sub:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Telecopy: (989) 638-9347
Attention: Executive Vice President and General Counsel

with copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Telecopy: (212) 848-7179

Attention:	John A. Marzulli, Jr.
Scott D. Petepiece

To the Company:

Rohm and Haas Company
100 Independence Mall West
Philadelphia, Pennsylvania 19106
Telecopy: (215) 592-3726

Attention:	Robert A. Lonergan
Executive Vice President, General Counsel
and Corporate Secretary

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy: (212) 403-2000

Attention:	Daniel A. Neff
Stephanie J. Seligman

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date and time so telecommunicated, and as of the date so personally delivered or as of the date so received in the case of overnight delivery. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.9 hereof. Nothing contained in this Agreement shall be deemed to amend any Company Benefit Plan or to confer on any employee the right to enforce the covenants included in Section 5.5.

Section 8.11  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.12  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.13  Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control”

(including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity or the media. As used in this Agreement, “knowledge” of any person means the actual knowledge of the executive officers of such person.

(b) Each of the following terms is defined on the page set forth opposite such term:

Additional Consideration Date	3
Additional Per Share Consideration	3
affiliates	37
Agreement	1
Annualized Portion	3
Board Representatives	2
Book-Entry Shares	3
Cancelled Shares	3
CERCLA	10
Certificate of Merger	1
Certificates	3
Closing	1
Closing Date	1
Code	4
Company	1
Company Alternative Proposal	27
Company Approvals	7
Company Benefit Plans	11
Company Change of Recommendation	24
Company Common Stock	2
Company Disclosure Schedule	5
Company Employees	26
Company IP Agreements	15
Company Material Adverse Effect	6
Company Material Contracts	14
Company Meeting	25
Company Permits	9
Company Preferred Stock	6
Company Recommendation	26
Company SEC Documents	8
Company Stock Option	26
Company Stock Plans	26
Company Stock-Based Award	26
Company Stockholder Approval	14
Company Superior Proposal	24
Confidentiality Agreement	22
control	37
controlled by	37

DGCL	1
Dissenting Shares	3
Divestiture Action	28
Dividend Period	3
EC Merger Regulation	7
Effective Time	1
End Date	33
Environmental Laws	10
Environmental Liability	10
Environmental Permit	10
ERISA	11
Exchange Fund	4
Foreign Antitrust Condition	31
Foreign Benefit Plan	11
GAAP	8
Governmental Entity	7
Hazardous Substance	10
HSR Act	7
Indemnified Parties	30
Intellectual Property	13
Interested Stockholder Statute	7
IT Assets	14
knowledge	37
Law	9
Laws	9
Leased Real Property	16
Lien	8
Material Company Insurance Policies	16
Maximum Amount	30
Merger	1
Merger Consideration	3
Merger Sub	1
New Plans	27
Notice Period	25
Old Plans	27
Option and Stock-Based Consideration	26
Option Consideration	26
Owned Intellectual Property	14
Owned Real Property	16
Parent	1
Parent Approvals	17
Parent Disclosure Schedule	17
Parent Material Adverse Effect	17
Parent SEC Documents	18
Paying Agent	4

Permitted Liens	16
person	37
Proxy Statement	12
RCRA	10
Real Property	16
Regulatory Law	29
Release	10
Removal, Remedial or Response	10
Representatives	22
Revised Transaction	25
Right to Match	25
Rights Plan	6
Sarbanes-Oxley Act	9
SEC	8
Share	2
Shares	2
Specialty Chemical Business	2
Stockholders	1
Subsequent Company SEC Documents	8
Subsequent Parent SEC Documents	18
Subsidiaries	37
Superior Proposal Agreement	33
Superior Proposal Notice	24
Support Agreement	1
Surviving Corporation	1
Tax Return	13
Taxes	13
Termination Date	19
Termination Fee	34
U.S. Benefit Plan	11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE DOW CHEMICAL COMPANY

By:	/s/ Charles J. Kalil
Name:     Charles J. Kalil

Title:	Executive Vice President,
General Counsel and Secretary

RAMSES ACQUISITION CORP.

By:	/s/ Eric P. Blackhurst
Name:     Eric P. Blackhurst

Title:	Vice President and Secretary

ROHM AND HAAS COMPANY

By:	/s/ Robert A. Lonergan
Name:     Robert A. Lonergan

Title:	Executive Vice President

Annex B

PERSONAL AND CONFIDENTIAL

July 10, 2008

Board of Directors
Rohm and Haas Company
100 Independence Mall West
Philadelphia PA b

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $2.50 per share (the “Shares”), of Rohm and Haas Company (the “Company”) of the $78.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 10, 2008 (the “Agreement”), by and among The Dow Chemical Company (“Dow Chemical”), Ramses Acquisition Corp., a wholly owned subsidiary of Dow Chemical (“Acquisition Sub”), and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Dow Chemical and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as a participant in the Company’s revolving credit facility (aggregate principal amount of $20,000,000) in December, 2005; as a participant in the Company’s revolving credit facility (aggregate principal amount of $45,000,000) in December, 2006; as counterparty with respect to a $1,000,000,000 accelerated share buyback by the Company in September, 2007; as a co-manager with respect to a 5-year and 10-year Investment Grade bond (aggregate principal amounts of $250,000,000 and $850,000,000) in September, 2007; as a participant in the Company’s revolving credit facility (aggregate principal amount of $45,000,000) in December, 2007; and as structuring agent for a cash tender for a Senior Operating Company Note (aggregate principal amount of $145,000,000) in April, 2008. We also have provided certain investment banking and other financial services to Dow Chemical and its affiliates from time to time, including having acted as a participant on a 364-day revolving credit facility extended to Dow Chemical (aggregate principal amount of $1,250,000,000) in April, 2005; as a participant on a 5-year revolving credit facility extended to Dow Chemical (aggregate principal amount of $3,000,000,000) in April, 2006; as a counterparty with respect to interest rate derivatives transactions entered into by Dow Chemical in January, 2007; as sole bookrunner with respect to a 25-year fixed-rate debt issue by Dow Chemical (aggregate principal amount of $52,650,000) in May 2007; as sole bookrunner with respect to a 25-year fixed-rate debt issue by Dow Chemical (aggregate principal amount of $35,000,000) in May, 2007; as sole bookrunner with respect to a 30-year fixed-rate debt issue by Dow Chemical (aggregate principal amount of $75,000,000) in May, 2008; and as sole bookrunner with respect to a 25-year fixed-rate debt issue by Dow Chemical (aggregate principal amount of $165,000,000) in May, 2008. We also may provide investment banking and other financial services to the Company, Dow Chemical and their respective affiliates in the future, including the extension of additional credit to the Company in connection with the Transaction. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Voting Agreement, dated as of July 10, 2008, by and among the Company, Acquisition Sub, and each of the persons and entities set forth in Schedule 1 thereto; annual reports to stockholders and Annual Reports on Form 10-K of the Company; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Chemicals industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company.

In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, or the likely timeframe in which the Transaction will be consummated. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $78.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or Dow Chemical; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Dow Chemical, or class of such persons in connection with the Transaction, whether relative to the $78.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement or otherwise. In addition, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Dow Chemical or the ability of the Company or Dow Chemical to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $78.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C-4